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                          Agreement and Plan of Merger

                          Dated as of December 27, 2001

                                      among

                                   YAHOO! INC.

                              HJ ACQUISITION CORP.

                                       and

                                HOTJOBS.COM, LTD.









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


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE OFFER AND THE MERGER...........................................2
   Section 1.1 The Offer.....................................................2
   Section 1.2 Company Actions...............................................5
   Section 1.3 Directors.....................................................6
   Section 1.4 The Merger....................................................7
   Section 1.5 Closing.......................................................8
   Section 1.6 Effective Time................................................8
   Section 1.7 Certificate of Incorporation and Bylaws.......................8
   Section 1.8 Directors and Officers of the Surviving Corporation...........8
   Section 1.9 Effects of the Merger.........................................8
   Section 1.10 Subsequent Actions...........................................9
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES.......................................9
   Section 2.1 Effect on Capital Stock.......................................9
   Section 2.2 Exchange of Certificates.....................................10
   Section 2.3 Dissenting Shares............................................13
ARTICLE III REPRESENTATIONS AND WARRANTIES..................................14
   Section 3.1 Representations and Warranties of the Company................14
   Section 3.2 Representations and Warranties of Parent and Sub.............28
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS........................33
   Section 4.1 Conduct of Business..........................................33
   Section 4.2 No Solicitation..............................................36
ARTICLE V ADDITIONAL AGREEMENTS.............................................38
   Section 5.1 Preparation of the Proxy Statement; Stockholders Meetings....38
   Section 5.2 Letters of the Company's Accountants.........................39
   Section 5.3 [RESERVED]...................................................40
   Section 5.4 Access to Information; Confidentiality.......................40
   Section 5.5 Reasonable Best Efforts......................................40
   Section 5.6 Stock Options; Employee Benefits.............................42
   Section 5.7 Indemnification, Exculpation and Insurance...................44
   Section 5.8 Fees and Expenses............................................46
   Section 5.9 Public Announcements.........................................47
   Section 5.10 Affiliates..................................................47
   Section 5.11 Nasdaq Listing..............................................48
   Section 5.12 Tax Treatment...............................................48
   Section 5.13 Notices of Certain Events...................................48
   Section 5.14 Conveyance Taxes............................................49
   Section 5.15 Stockholder Agreements......................................49
   Section 5.16 Matters.....................................................49
   Section 5.17 Antitrust Notice............................................49
ARTICLE VI CONDITIONS PRECEDENT.............................................50

   Section 6.1 Conditions to Each Party's Obligation to Effect the Merger...50
   Section 6.2 Frustration of Closing Conditions............................50
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............................50
   Section 7.1 Termination..................................................50
   Section 7.2 Effect of Termination........................................52
   Section 7.3 Amendment....................................................53
   Section 7.4 Extension; Waiver............................................53
ARTICLE VIII GENERAL PROVISIONS.............................................53
   Section 8.1 Nonsurvival of Representations and Warranties................53
   Section 8.2 Notices......................................................53
   Section 8.3 Definitions..................................................54
   Section 8.4 Interpretation...............................................56
   Section 8.5 Counterparts.................................................56
   Section 8.6 Entire Agreement; Third-Party Beneficiaries..................56
   Section 8.7 Governing Law................................................56
   Section 8.8 Assignment...................................................57
   Section 8.9 Enforcement..................................................57
   Section 8.10 Severability................................................57

Exhibit 5.10......      Form of Company Affiliate Agreement
Exhibit 5.15......      Form of Stockholder Agreement

                             INDEX OF DEFINED TERMS

                                                                       Defined
                                                                        Term
                                                                       Section
                                                                       -------

Adjusted Option.....................................................   5.6(a)
Affiliate...........................................................   8.3(a)
Agreement...........................................................   Preamble
Appointment Time....................................................   1.3(c)
Benefit Plan........................................................   3.1(l)(i)
Benefit Plans.......................................................   3.1(l)(i)
Business Day........................................................   8.3(b)
Certificate of Merger...............................................   1.6
Certificates........................................................   2.2(b)
Closing.............................................................   1.5
Closing Date........................................................   1.5
Code................................................................   Preamble
Commonly Controlled Entity..........................................   3.1(l)(i)
Company.............................................................   Preamble
Company Common Stock................................................   Preamble
Company Disclosure Memorandum.......................................   3.1
Company Preferred Stock.............................................   3.1(c)
Company SEC Documents...............................................   3.1(e)
Company Stock Plans.................................................   5.6(a)
Company Stockholder Approval........................................   3.1(r)
Company Stockholders Meeting........................................   5.1(b)
Confidentiality Agreement...........................................   5.4
DGCL................................................................   1.4
Dissenting Shares...................................................   2.3(a)
DOJ.................................................................   5.5(c)
Dow Jones News Release..............................................   3.1(e)
Effective Time......................................................   1.6
Employees...........................................................   5.6(e)
Environmental Laws..................................................   3.1(j)
ERISA...............................................................   3.1(l)(i)
ESPP................................................................   5.6(f)
Exchange Act........................................................   1.1(a)
Exchange Agent......................................................   2.2(a)
Exchange Fund.......................................................   2.2(a)
Exchange Offer Consideration........................................   1.1(a)
Exchange Ratio......................................................   1.1(a)
Expenses............................................................   5.8(b)
Filed Company SEC Document..........................................   3.1(e)
Filed Parent SEC Document...........................................   3.2(d)
Form S-4............................................................   3.1(f)

                                                                       Defined
                                                                        Term
                                                                       Section
                                                                       -------

Forward Merger......................................................   Preamble
FTC.................................................................   5.5(c)
Fully Diluted Basis.................................................   1.1(b)
GAAP................................................................   3.1(e)
Governmental Entity.................................................   3.1(d)
Hazardous Materials.................................................   3.1(j)
HSR Act.............................................................   3.1(d)
Indemnified Party...................................................   5.7(a)
Independent Directors...............................................   1.3(b)
Initial Expiration Date.............................................   1.1(b)
Intellectual Property Rights........................................   3.1(q)
IRS.................................................................   3.1(l)(i)
Knowledge...........................................................   8.3(c)
Law.................................................................   1.1(b)
Legal Provisions....................................................   3.1(j)
Liens...............................................................   3.1(d)
Material Adverse Effect.............................................   8.3(d)
Material Contracts..................................................   3.1(i)
Merger..............................................................   1.4
Merger Consideration................................................   2.1(c)
Minimum Consideration...............................................   1.1(b)
Offer...............................................................   Preamble
Offer Documents.....................................................   1.1(c)
Offer Registration Statement........................................   1.1(c)
Offer to Purchase...................................................   1.1(b)
Option Exchange Ratio...............................................   5.6(a)
Parent..............................................................   Preamble
Parent Common Stock.................................................   Preamble
Parent Disclosure Memorandum........................................   3.2
Parent Preferred Stock..............................................   3.2(b)
Parent Market Price.................................................   1.1(a)
Parent SEC Documents................................................   3.2(d)
Parent Stock Plans..................................................   3.2(b)
Pension Plans.......................................................   3.1(l)(i)
Per Share Cash Consideration........................................   1.1(a)
Permits.............................................................   3.1(j)
Person..............................................................   8.3(e)
Preliminary Prospectus..............................................   1.1(c)
Proxy Statement.....................................................   3.1(d)
Recommendations.....................................................   1.2(c)
Regulation M-A......................................................   1.1(c)
Regulatory Law......................................................   5.5(b)

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                                                                       Defined
                                                                        Term
                                                                       Section
                                                                       -------
Release.............................................................   3.1(j)
Restraints..........................................................   6.1(b)
Reverse Merger......................................................   Preamble
Schedule 14D-9......................................................   1.2(a)
Schedule TO.........................................................   1.1(c)
SEC.................................................................   1.1(b)
Shares..............................................................   Preamble
Significant Subsidiary..............................................   8.3(f)
Securities Act......................................................   3.1(e)
Stockholder.........................................................   Preamble
Stockholder Agreement...............................................   5.15
Stock Option........................................................   5.6(a)
Sub.................................................................   Preamble
Subsidiary..........................................................   8.3(g)
Superior Proposal...................................................   8.3(h)
Surviving Corporation...............................................   1.4
Takeover Proposal...................................................   4.2(a)
Tax Opinion.........................................................   5.12
Tax Returns.........................................................   3.1(n)
Taxes...............................................................   3.1(n)
Termination Fee.....................................................   5.8(b)
TMP.................................................................   Preamble
TMP Agreement.......................................................   Preamble
Transaction.........................................................   Preamble
Trading Day.........................................................   8.3(i)
Valuation Period....................................................   1.1(a)
Welfare Plans.......................................................   3.1(l)(i)

                         AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of December 27, 2001, by and among Yahoo! Inc., a Delaware corporation ("PARENT"), HJ Acquisition Corp., a Delaware corporation and a newly formed, direct, wholly-owned subsidiary of Parent ("SUB"), and HotJobs.com, Ltd., a Delaware corporation (the "COMPANY").

            WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement, the Offer and the Merger (as defined herein).

            WHEREAS, it is intended that the acquisition be accomplished by Sub commencing an offer (as it may be amended from time to time as permitted by this Agreement, the "OFFER") in which each of the issued and outstanding shares of common stock, par value $0.01, of the Company (the "SHARES" or "COMPANY COMMON STOCK"), upon the terms and subject to the conditions set forth in this Agreement, may be exchanged for the right to receive from Parent (A) a fraction of a share of common stock, par value $0.001 per share, of Parent together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $.001 per share, of Parent issued and issuable pursuant to the Rights Agreement dated as of March 15, 2001 between Parent and EquiServe Trust Company, N.A., as Rights Agent (together, "PARENT COMMON STOCK") as determined in accordance with Article I hereof and (B) the Per Share Cash Consideration (together with any cash to be paid in lieu of fractional shares of Parent Common Stock to be paid pursuant to Article I hereof) in cash, to be followed by a merger of the Company with and into Sub (the "FORWARD MERGER").

            WHEREAS, subsequent to the acquisition by Sub of Shares in the Offer, upon the terms and subject to the conditions set forth in this Agreement, each issued and outstanding Share, other than Shares owned by Parent, Sub or the Company, will be converted into the right to receive cash and Parent Common Stock as set forth herein.

            WHEREAS, the Company's Board of Directors has unanimously, by those present at such meeting of the Board of Directors, determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of each Share accept the Offer and adopt this Agreement and each of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein.

            WHEREAS, the Company has validly terminated the Agreement and Plan of Merger (the "TMP AGREEMENT"), dated as of June 29, 2001, among TMP Worldwide Inc. ("TMP"), TMP Tower Corp. and the Company pursuant to Section 7.1(f) thereof.

            WHEREAS, the voting agreement by and between John A. Hawkins and TMP dated as of June 29, 2001 was validly terminated on December 27, 2001 in accordance with Section 7.16 thereof.

            WHEREAS, if the Tax Opinion (as defined herein) is not obtained, the parties desire to provide for an alternate merger structure providing for the merger of Sub (or other direct or indirect wholly-owned subsidiary of Parent, as determined by Parent in its sole discretion) with and into the Company (the "REVERSE MERGER"), and the surviving corporation shall thereby become a direct or indirect wholly-owned subsidiary of Parent.

            WHEREAS, for U.S. Federal income tax purposes, it is intended that the Offer and the Forward Merger (the "TRANSACTION") shall be treated as an integrated transaction and shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

            WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, certain stockholders of the Company (each, a "STOCKHOLDER") are entering into a stockholders agreement in the form attached hereto as Exhibit 5.15, pursuant to which each such Stockholder is agreeing, among other things, to validly tender for exchange all Shares owned by such Stockholder.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                            THE OFFER AND THE MERGER

     Section 1.1 THE OFFER.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and none of the events set forth in Annex I hereto shall have occurred or be existing, Sub (or another direct or indirect wholly-owned Subsidiary of Parent in Parent's sole discretion (so long as such change of entity shall not adversely affect the intended tax-free nature of the transaction), in which case all references to "Sub" in this Agreement shall be to such other Subsidiary) shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT")) not later than ten (10) Business Days after the date hereof the Offer to exchange for each Share: (i) a fraction of a share of Parent Common Stock equal to the Exchange Ratio and (ii) cash in an amount equal to (A) Ten Dollars and Fifty Cents ($10.50) minus (B) an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the Parent Market Price, without interest (the "PER SHARE CASH CONSIDERATION") as promptly as practicable following the date hereof (together, the "EXCHANGE OFFER CONSIDERATION"). For purposes of this

Agreement, the "EXCHANGE RATIO" shall be equal to the result obtained by dividing Five Dollars and Twenty-Five Cents ($5.25) by the Parent Market Price; provided if the number of shares of Parent Common Stock otherwise issuable as part of the Exchange Offer Consideration (assuming valid tender and no withdrawal of Thirty-Nine Million Five Hundred Thousand (39,500,000) Shares) would otherwise exceed Fifteen Million (15,000,000) (the "MAXIMUM NUMBER"), then the Exchange Ratio shall be reduced to a number equal to the quotient of (i) the Maximum Number divided by (ii) Thirty-Nine Million Five Hundred Thousand (39,500,000), rounded to four decimal points. In the event that Parent declares a stock split, stock dividend or other reclassification or exchange with respect to Parent Common Stock with a record or ex-dividend date occurring during the Valuation Period or for the period between the termination of the Valuation Period and the Effective Time, there will be an appropriate adjustment made to the closing sales prices during the Valuation Period and the Maximum Number for purposes of calculating the Exchange Ratio. The "PARENT MARKET PRICE" means the average of the daily volume-weighted average prices, rounded to four decimal points, of Parent Common Stock, as reported by Bloomberg, L.P., during each Trading Day in the Valuation Period. "VALUATION PERIOD" means the period of ten
(10) consecutive Trading Days ending on and including the second Trading Day before and excluding the Initial Expiration Date or, if applicable, the latest extension of such expiration date, other than an extension relating to a "subsequent offering period" pursuant to Rule 14d-11 of the Exchange Act.

          (b) The obligations of Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(b)) shall be subject only to (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then owned by Parent or Sub (without giving effect to Shares subject to the Stockholder Agreement (as defined herein) unless such shares have been validly tendered and not withdrawn as of such time), represents at least a majority of the Shares outstanding on a Fully Diluted Basis (the "MINIMUM CONDITION"), and (ii) the other conditions set forth in Annex I hereto. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to Parent pursuant to the Offer. As used in this Agreement, "FULLY DILUTED BASIS" shall refer to the number of Shares issued and outstanding at any time after taking into account all Shares issuable upon the conversion of the Company's convertible securities or upon the exercise of any options, warrants or rights to purchase shares of the capital stock of the Company to the extent that the exercise price or conversion price, as the case may be, of such convertible security, option, warrant or right is less than $10.00 per share. Subject to the prior satisfaction or waiver by Parent or Sub of the Minimum Condition and the other conditions set forth in Annex I hereto, Sub shall promptly consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex I hereto. Parent expressly reserves the right to waive any of such conditions, to increase the Exchange Offer Consideration payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that Sub shall not, and Parent shall cause Sub not to, decrease the Exchange Offer Consideration, change the form of consideration payable in the Offer (including the ratio of cash to shares of Parent Common Stock, except as provided in Section 1.1(a) hereof), decrease the number of Shares sought in the Offer, waive the Minimum

Condition, impose additional conditions to the Offer, extend the offer beyond the date that is twenty (20) "business days" (as such term is defined in Rule 14d-1(g) under the Exchange Act) after commencement of the Offer (the "INITIAL EXPIRATION DATE") except as set forth herein, or amend any other condition of the Offer in any manner adverse to the holders of the Shares, in each case without the prior written consent of the Company (such consent to be authorized by the Company's Board of Directors or a duly authorized committee thereof). Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer beyond the Initial Expiration Date if, at the Initial Expiration Date or, if applicable, the latest extension of such expiration date, any of the conditions to Sub's obligation to accept Shares for payment shall not be satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission ("SEC"), or the staff thereof, or by any other federal, state, local, foreign or other statute, law, ordinance, rule or regulation or any order, writ, decision, injunction, judgment, award or decree (collectively, "LAW"), applicable to the Offer. If at the Initial Expiration Date or the latest extension of such date all of the conditions to the Offer have been satisfied or waived, Sub may (and, if the number of Shares validly tendered and not withdrawn pursuant to the Offer equals seventy percent (70%) or more, but less than ninety percent (90%) of the Shares outstanding on a Fully Diluted Basis of Company Common Stock, shall) extend the Offer pursuant to a "subsequent offering period" not to exceed twenty (20) business days (as such term is defined in Rule 14d-1(g) under the Exchange Act) to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act.

          (c) Within ten (10) Business Days after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with any amendments, supplements and exhibits thereto, the "OFFER REGISTRATION STATEMENT") to register the offer and sale of Parent Common Stock pursuant to the Offer. The Offer Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "PRELIMINARY PROSPECTUS"). As soon as practicable on the date the Offer is commenced, Parent and Sub shall file with the SEC, pursuant to Regulation M-A under the Exchange Act ("REGULATION M-A"), a Tender Offer Statement on Schedule TO which will contain or incorporate by reference all or part of the Preliminary Prospectus, the Offer to Purchase and the related letter of transmittal form and all other ancillary documents with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "SCHEDULE TO") (the Schedule TO, the Offer Registration Statement and such documents included therein pursuant to which the Offer will be made, together with any amendments, supplements and exhibits thereto, the "OFFER DOCUMENTS"). Parent and Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law. Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC. In addition, Parent and Sub agree to provide the Company and its counsel with any comments that Parent, Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any responses thereto.

          (d) Withholding Rights. Each of Parent and Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Exchange Offer Consideration payable to a holder of Shares pursuant to the Offer such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Sub or Parent, as the case may be.

     Section 1.2 COMPANY ACTIONS.

          (a) As soon as practicable on the date the Offer is commenced, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "SCHEDULE 14D-9") which shall, subject to the provisions of Section 4.2(b), contain the Recommendations (as defined herein). The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and Parent and Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Sub and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before filing with the SEC. In addition, the Company agrees to provide Parent, Sub and their counsel in writing with any comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with Parent, Sub and their counsel prior to responding to any such comments.

          (b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent or Sub mailing labels, security position listings and all available listings and computer files containing the names and addresses of the record and beneficial holders of the Shares as of a recent date, and shall promptly furnish Parent or Sub with such additional information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Sub or its agent(s) may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares.

          (c) The Company hereby approves of and consents to the Offer and the Merger and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has (i) unanimously, by those present at such meeting of the Board of Directors, determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) unanimously, by those present at such meeting of the Board of Directors, approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in a manner which constitutes a directors' action (as defined in Section 141(b) of the DGCL), (iii) unanimously, by those present at such meeting of the Board of Directors, determined to terminate the TMP Agreement in accordance with its terms pursuant to Section 7.1(f) thereof, and (iv) unanimously, by those present at such meeting of the Board of Directors, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Parent thereunder and approve and adopt this Agreement and the Merger (the recommendations referred to in this clause (iv) are collectively referred to in this Agreement as the "RECOMMENDATIONS"). The Company hereby consents to the inclusion in the Offer Documents of the Recommendations and approval of the Board of Directors described in the immediately preceding sentence, and the Company shall not permit the Recommendations and approval of the Company's Board of Directors or any component thereof to be modified in any manner adverse to Parent or Sub or to be withdrawn by the Company's Board of Directors or any committee thereof, except as provided, and only to the extent set forth, in
Section 5.1(b) hereof.

     Section 1.3 DIRECTORS.

          (a) Effective upon the acceptance of any Shares for payment by Parent or Sub or any of its affiliates pursuant to the Offer (the "APPOINTMENT TIME"), Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Sub, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon Parent's request, promptly increase the size of the Company Board of Directors, including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board of Directors, or promptly secure the written resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected or designated to the Company Board of Directors, and shall use its reasonable best efforts to cause Parent's designees to be so elected or designated at such time. At the Appointment Time, the Company shall, upon Parent's request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors; (ii) each board of directors (or similar body) of each of the Company's Subsidiaries; and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable Law or the rules of any stock exchange or trading market on which the Company's common stock is listed or traded after giving effect to the foregoing changes to the composition of the Company's Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to such Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3(a), including, but not limited to, mailing to record and beneficial holders of the Shares as of a recent date (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-l as is necessary to enable Parent's designees to be elected or designated to the Company Board of Directors. Parent or Sub shall supply the Company, in writing, and be solely responsible for information with respect to either of them and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-l. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Sub, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

          (b) In the event that Parent's designees are elected or designated to the Company Board of Directors, then, until the Effective Time, the Company shall cause the Company Board of Directors to have at least two (2) directors who are directors on the date hereof including at least two (2) members who are independent directors for purposes of the continued listing requirements of the Nasdaq National Market (the "INDEPENDENT DIRECTORS"), provided, however, that if any Independent Director is unable to serve due to death or disability, the remaining Independent Directors shall be entitled to elect or designate another person (or persons) who serves as a director on the date hereof to fill such vacancy, and such person (or persons) shall be deemed to be an Independent Director for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two (2) persons who are directors on the date hereof (or, in the event there shall be less than two (2) directors available to fill such vacancies as a result of such persons' deaths, disabilities or refusals to serve, such smaller number of persons who are directors on the date hereof) to fill such vacancies and such persons shall be deemed Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent's designees constitute a majority of the Company Board of Directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) shall be required to (i) amend or terminate this Agreement by the Company; (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, if such action would adversely affect holders of Shares other than Parent or Sub; (iii) amend the Certificate of Incorporation or Bylaws of the Company if such action would adversely affect holders of Shares other than Parent or Sub; or (iv) take any other action of the Company Board of Directors under or in connection with this Agreement if such action would adversely affect holders of Shares other than Parent or Sub; provided, however, that if there shall be no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Board of Directors of the Company.

     Section 1.4 THE MERGER.

          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Forward Merger shall be effected and the Company shall be merged with and into Sub at the Effective Time with the separate corporate existence of the Company ceasing and Sub continuing as the surviving corporation; provided, however, that if Parent does not obtain the Tax Opinion (as defined herein), then the Reverse Merger shall be effected, with the separate corporate existence of Sub (or another direct or indirect wholly-owned subsidiary of Parent, as determined by Parent in its sole discretion) ceasing and the Company continuing as the surviving corporation. The surviving corporation of the Forward Merger or the Reverse Merger, as the case may be, shall be herein referred as the "SURVIVING CORPORATION" and the Forward Merger and Reverse Merger shall collectively be referred to as the "MERGER". The Surviving Corporation shall become a direct or indirect wholly owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

     Section 1.5 CLOSING.

          The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the second Business Day after satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Ave., Ste. 1100, Palo Alto, California, unless another date or place is agreed to by the parties hereto.

     Section 1.6 EFFECTIVE TIME.

          Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

     Section 1.7 CERTIFICATE OF INCORPORATION AND BYLAWS.

          (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

          (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

     Section 1.8 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

          (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.9 EFFECTS OF THE MERGER.

          At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective T ime all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.10 SUBSEQUENT ACTIONS.

            If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
            OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Parent or Sub:

          (a) Capital Stock of Sub. In the event of a Forward Merger, each issued and outstanding share of capital stock of Sub shall remain as one validly issued, fully paid and nonassessable share of common stock, par value $0.001, of the Surviving Corporation. Notwithstanding the foregoing, in the event of a Reverse Merger, then each issued and outstanding share of capital stock of Sub (or another direct or indirect wholly-owned Subsidiary of Parent, as determined by Parent in its sole discretion) shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company, Parent or Sub (except for Shares that are owned by Sub, in the event of a Reverse Merger) shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (c)Conversion of Company Common Stock.

               (i)Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b) and other than Shares owned by Sub in the event of a Reverse Merger) shall be converted into the right to receive the Exchange Offer Consideration (the "MERGER CONSIDERATION").

               (ii) As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or similar transaction (without duplication of any adjustments made pursuant to Section 1.1(a)).

               (iii) Notwithstanding anything expressed or implied to the contrary in this Agreement, appropriate modifications shall be made to the provisions of this Agreement (including, without limitation, this Section 2.1) in the event of a Reverse Merger.

     Section 2.2 EXCHANGE OF CERTIFICATES.

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Equiserve, L.P. or such other bank or trust company as may be designated by Parent (the "EXCHANGE AGENT") and which shall be reasonably acceptable to the Company, for the benefit of the holders of Shares, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock and cash (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "EXCHANGE FUND") issuable and payable pursuant to Section 2.1 in exchange for Shares. Parent agrees to make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to
Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(c).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and shall be reasonably acceptable to the Company) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the Shares then held by such holder under all such Certificates so surrendered, (y) cash which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the Shares then held by such holder under all such Certificates so surrendered (together with cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e)), and (z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (in each case after giving effect to any required withholding taxes), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash (including in lieu of a fractional share interest) shall be delivered to a Person who is an "affiliate" (as contemplated by Section 5.10 hereof) of the Company unless such affiliate has theretofore executed and delivered to Parent the agreement referred to in
Section 5.10. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable to holders of Certificates.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

          (e) No Fractional Shares.

               (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

               (ii) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Offer or the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes, as contemplated by Section 2.2(f), which are required to be withheld with respect thereto, equal to the product of (A) such fractional part of a share and (B) Parent Market Price.

          (f) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (h) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) Investment of Exchange Fund. The Exchange Agent shall invest cash included in the Exchange Fund, as directed by Parent, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable pursuant to the provisions of this Article II. Any interest and other income resulting from such investments shall be paid to Parent.

          (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

          (k) Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

     Section 2.3 DISSENTING SHARES.

          (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (the "DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares, pursuant to Section 2.2.

          (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal; and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Section 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as expressly set forth in the Filed Company SEC Documents filed since December 31, 2000 or on the disclosure memorandum delivered by the Company to Parent immediately prior to the execution of this Agreement and initialed on behalf of Parent and the Company, which disclosure memorandum specifies the section or subsection of this Agreement to which the exception relates (the "COMPANY DISCLOSURE MEMORANDUM"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, and the comparable organizational documents of each of its Significant Subsidiaries, in each case as amended to the date hereof.

          (b) Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Other than such Subsidiaries of the Company, neither the Company nor any Subsidiary owns a greater than twenty percent (20%) equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for a greater than twenty percent (20%) equity or similar interest in, any Person. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to make any material loan, capital contribution investment or similar expenditure to or in any Person in excess of $500,000 individually or $1,000,000 to all Persons, except for loans, capital contributions, investments or similar expenditures by the Company or any of its Subsidiaries to any of the Company's Subsidiaries. Except as provided by applicable Law, there are no restrictions of any kind which prevent the payment of dividends by any Subsidiary.

          (c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("COMPANY PREFERRED STOCK"). At the close of business on December 20, 2001, (i) 38,766,678 shares of Company Common Stock were issued and outstanding, none of which shares are subject to restrictions (other than with respect to Rule 144 of the Securities Act) or forfeiture risks, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 5,623,424 shares of Company Common Stock were issuable pursuant to outstanding Company Stock Options, and (iv) no shares of Company Preferred Stock were issued or outstanding. Since December 20, 2001, except as permitted by Section 4.1(a)(ii) of this Agreement, (i) there have been no issuances of capital stock of the Company (or securities convertible into or exchangeable or exercisable for such capital stock) other than issuances of Company Common Stock pursuant to the exercise of options outstanding on December 20, 2001 under Company Stock Plans, and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of shares of Company Common Stock have been issued, granted or made. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except (i) as set forth above in this
Section 3.1(c), and (ii) for shares of Company Common Stock reserved for issuance under any plan or arrangement providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company or its Subsidiaries or resulting from the issuance of shares of Company Common Stock pursuant to Stock Options outstanding as of the close of business on December 20, 2001, (x) there are not issued, issuable, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, and no obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) stock appreciation rights or rights to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise; and (y) there are not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as set forth in this Section 3.1(c), there are no issued, issuable, reserved for issuance or outstanding (A) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (B) warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, and no obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or (C) obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth above in this Section 3.1(c), neither the Company nor any Subsidiary is a party to or bound by any agreement regarding any securities of the Company or any Subsidiary of the Company.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (if required by applicable Law to consummate the Merger) and the filing of the Certificate of Merger. The Board of Directors of the Company has unanimously, by those present at such meeting of the Board of Directors, approved this Agreement, determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and declared that the Merger is advisable, provided that after the date hereof, the Board of Directors of the Company may withdraw its recommendation as provided in Section 4.2 hereof. Assuming that the representation of Parent contained in Section 3.2(i) is correct, the Board of Directors of the Company has taken all action necessary to render inapplicable, as it relates to the execution, delivery and performance of this Agreement and the Stockholder Agreement and the consummation of the Offer and the Merger and the other transactions contemplated hereby and thereby,
Section 203 of the DGCL. To the Company's Knowledge, except for Section 203 of the DGCL (the restrictions of which have been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Offer, the Merger, or the other transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principles governing availability of equitable remedies). The execution and delivery of this Agreement does not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "LIENS") in or upon any of the properties or assets of the Company or any Subsidiary of the Company under, (i) the Company's Certificate of Incorporation or Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the

Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, cancellations, accelerations, losses or Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "GOVERNMENTAL ENTITY") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and any applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the SEC of (A) a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (as amended or supplemented from time to time, the "PROXY STATEMENT") and
(B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" law and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (e) Company SEC Documents. The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1999 (the "COMPANY SEC DOCUMENTS"). No Company Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC. As of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company SEC Documents filed since December 31, 2000, together with any public announcements in a news release issued by the Dow Jones news service, PR Newswire or any equivalent service (collectively, a "DOW JONES NEWS RELEASE") made by the Company after the date hereof taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. The financial statements (including the related notes) of the Company included in the Company SEC Documents, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly presented the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount). Except (i) as set forth in the Filed Company SEC Documents filed since December 31, 2000 or (ii) for the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, a "FILED COMPANY SEC DOCUMENT" shall mean a Company SEC Document filed by the Company and publicly available prior to the date of this Agreement.

          (f) Information in the Form S-4, Proxy Statement, Offer Documents and
Schedule 14D-9. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "FORM S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and the Proxy Statement will not, on the date it is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act, as applicable to the Company, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the
Schedule 14D-9.

          (g) Absence of Certain Changes or Events. Except as set forth in the Filed Company SEC Documents filed after December 31, 2000 and for transactions expressly contemplated or permitted by this Agreement, since December 31, 2000
(i) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and (ii) there has not been a Material Adverse Effect on the Company. Except as set forth in the Filed Company SEC Documents and for actions in the ordinary course of business, since December 31, 2000, neither the Company nor any Company Subsidiary has taken any action, or failed to take any action, which if such action or failure occurred during the period from the date of this Agreement to the Effective Time would constitute a breach or violation of Section 4.1(a) (i), (ii), (iv), (vi),
(viii), (ix), (xi), (xii), (xiii) or Section 5.12, and neither the Company nor any Company Subsidiary has authorized, or committed or agreed, to take any of such actions.

          (h) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, overtly threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule, order, action, demand or requirement of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, any investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

          (i) Contracts. Except as set forth in Section 3.1(i)(A) of the Company Disclosure Memorandum or listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by, any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (the contracts listed in Section 3.1(i) of the Company Disclosure Memorandum being referred to as the "MATERIAL CONTRACTS"). Each such Material Contract is a valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the Company's Knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. The Company has not received any notice from any other party to any such Material Contract, and otherwise has no Knowledge that such third party intends to terminate, or not renew, any such Material Contract. As of the date hereof, the Company has made available to Parent true and correct copies of all such contracts. Neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(i)(B) of the Company Disclosure Memorandum, neither the Company, its Subsidiaries nor, to the Company's Knowledge, any of its employees is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting the development, marketing or distribution of the Company's or its Subsidiaries' products or services or the conduct of their businesses or by any agreement or covenant granting any exclusive rights whatsoever.

          (j) Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (other than Environmental Laws) (collectively, "LEGAL PROVISIONS") applicable to its business or operations, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 1998, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Legal Provisions, except for such violations or failures to comply that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws ("PERMITS"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Offer nor the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company. Except for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company: (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by the Company or its Subsidiaries of any of its currently or previously owned, leased or operated properties, no Hazardous Material has been treated or disposed of, and there have been no Releases or threatened Releases of Hazardous Material at, in, on, under or affecting such properties or any contiguous site; (C) prior to the period of ownership or operation by the Company or its Subsidiaries of any of its currently or previously owned, leased or operated properties, to the Knowledge of the Company, no Hazardous Material was treated, stored or disposed of, and there were no Releases of Hazardous Material at, in, on, under or affecting any such property or any contiguous site; and (D) neither the Company nor its Subsidiaries have received any written notice of, or entered into or assumed by contract, judicial or administrative settlement, or operation of law any indemnification obligation, order, settlement or decree relating to: (1) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or any Release of Hazardous Materials, (2) the response to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' activities or properties or any other properties or (3) payment for any response action relating to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' properties, activities, or any other properties. The term "Environmental Laws" means all applicable U.S., state, local and foreign laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, directives, interpretations, licenses, permits and other authorizations of any Governmental Entity and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, including any thereof of the European Community or the European Union having the force of law and being applicable to the Company or any of its Subsidiaries, dealing with the protection of health, welfare or the environment, including, without limitation, flood, pollution or disaster laws and health and environmental protection laws and regulations, and all other rules and regulations promulgated thereunder and any provincial, municipal, water board or other local statute, law, rule, regulation or ordinance relating to public or employee health, safety or the environment; including all laws relating to Releases to air, water, land or groundwater, relating to the withdrawal or use of groundwater, and relating to the use, handling, transportation, manufacturing, introduction into the stream of commerce or disposal of Hazardous Materials. The term "HAZARDOUS MATERIALS" means any chemical, material, liquid, gas, substance or waste, whether naturally occurring or manmade, that is prohibited, limited or regulated by or pursuant to an Environmental Law applicable to the Company, any Company Subsidiary or their respective properties. The term "RELEASE" means the spilling, leaking, discharging, injecting, emitting and/or disposing and placement of a Hazardous Material in any location that poses a threat thereof.

          (k) Absence of Changes in Benefit Plans. There has not been, since December 31, 2000, any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any Benefit Plan, or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans, or any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined.

          (l) ERISA Compliance.

               (i) Section 3.1(l) of the Company Disclosure Memorandum contains a list of each pension, retirement, savings, profit sharing, medical, dental, health, disability, life, death benefit, group insurance, deferred compensation, fringe, change in control, retiree, stock option, stock purchase, restricted stock, bonus or incentive, vacation, sick leave, severance pay, employment or termination, and other material employee benefit or compensation plan, arrangement, contract, agreement (including pursuant to any collective bargaining agreement), policy, practice or commitment, whether formal or informal, written or oral, in each case that are binding commitments of the Company and its Subsidiaries (but, for purposes hereof, excluding any nonmaterial plan or program maintained by the Company or its Subsidiaries for the benefit of non U.S. employees), under which (1) current or former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries (or their beneficiaries) participate or are entitled to participate by reason of their relationship with the Company or any of its Subsidiaries, (2) to which the Company or any of its Subsidiaries is a party or a sponsor or a fiduciary thereof or by which the Company or any of its Subsidiaries (or any of their rights, properties or assets) is currently bound or (3) with respect to which the Company or any of its Subsidiaries has any obligation to make payments or contributions, including, without limitation, all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "WELFARE PLANS") (all of the foregoing referred to collectively herein as "BENEFIT PLANS"), and all other Benefit Plans maintained, or contributed to, by the Company, its Subsidiaries or any Person or entity that, together with the Company, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (a "COMMONLY CONTROLLED ENTITY") for the benefit of any current or former officers, directors, employees or independent contractors of the Company and its Subsidiaries (or their beneficiaries) (including any such plans maintained for current or former foreign employees). The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan, (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Legal Provisions. Notwithstanding anything contained herein to the contrary, with respect to any Benefit Plan maintained, sponsored or contributed to primarily for the benefit of persons residing and providing services to the Company or its Subsidiaries outside of the United States, the term "BENEFIT PLAN" as used herein shall only include such non United States Benefit Plans that are material Benefit Plans of the Company or its Subsidiaries.

               (ii) All Pension Plans are the subject of a determination letter from the IRS to the effect that such Pension Plans are qualified (or the Company has time remaining to apply under applicable regulations or IRS pronouncements to make any amendment necessary to obtain a favorable determination or opinion letter) and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor to the Company's Knowledge, has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification.

               (iii) Neither the Company nor any Commonly Controlled Entity has
(1) at any time in the six (6) years prior to the Closing Date maintained or contributed to any Benefit Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (2) has any unsatisfied liability under Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or
Section 4980B of the Code. None of the Company, its Subsidiaries, or any Commonly Controlled Entity contributes to a "multi-employer plan" as defined in
Section 3(37) of ERISA.

               (iv) With respect to any Benefit Plan (other than employment agreements or any other individual contract), there are no understandings, agreements or undertakings, written or oral, that would prevent any such Benefit Plan (including any such plan covering retirees or other former employees, other than agreements with individuals) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

               (v) No pending or, to the Knowledge of the Company, overtly threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any Person or Governmental Entity have been filed or are pending with respect to any Benefit Plans of the Company or any of its Subsidiaries in connection with any Benefit Plan or the fiduciaries or administrators thereof that could reasonably be expected to give rise to a material liability. With respect to each Benefit Plan, there has not occurred, and neither the Company, any Subsidiary of the Company, the plan sponsor nor, to the Company's Knowledge, a plan fiduciary that the Company has an obligation to indemnify or is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a material civil penalty being imposed under Section 409 or 502(i) of ERISA.

               (vi) There are no unfunded liabilities with respect to any Benefit Plan other than those that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

               (vii) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by the Company in accordance with the appropriate plan documents, financial statements, actuarial report, collective bargaining agreements or insurance contracts or arrangements.

               (viii) No Welfare Plan providing medical or death benefits (whether or not insured) with respect to current or former employees of the Company or any Subsidiary continues such coverage or provides such benefits beyond their date of retirement or other termination of service (except as required by Code Section 4908B or applicable state healthcare continuation law(s)).

               (ix) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement (including under any collective bargaining agreement) or any trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of the Company.

          (m) Labor Relations. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no pending or, to the Knowledge of the Company, overtly threatened (i) union organizational campaign effort, collective bargaining negotiations, bargaining impasse, implementation of final offer, work to rule or intermittent strike or
(ii) labor dispute, grievance or arbitration matter, economic or unfair labor practice strike, boycott, work stoppage or slowdown involving, in each case of this clause (ii), a material number of employees of the Company and its Subsidiaries, against the Company or any of its Subsidiaries, no lockout is in effect and no permanent or temporary strike replacements are currently employed at any Company facility. Neither the Company nor any of its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened charge, complaint, decision, order, notice posting requirement, settlement agreement or injunctive action or order against the Company or any of its Subsidiaries by the National Labor Relations Board or any similar governmental or adjudicatory agency or court, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have in the past been and are in compliance in all respects with all applicable collective bargaining agreements and Legal Provisions respecting employment, employment practices, employee classification, labor relations, safety and health, wages, hours and terms and conditions of employment, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has complied in all material respects with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company or Company Subsidiary policy, practice, agreement, plan, program or any statute or other law. Neither the Company nor any of its Subsidiaries has experienced within the past twelve (12) months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101 et seq.

          (n) Taxes. Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all such filed Tax Returns are complete and accurate in all respects, except for such failures to (i) file, (ii) have extensions granted that remain in effect or
(iii) be complete and accurate in all respects, as applicable, as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes required to be paid by it, except for such failures to pay as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except for such failures to reflect such reserves as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for on the Company's financial statements in accordance with GAAP except for such failures to so reserve as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(n) of the Company Disclosure Memorandum, no Company income or franchise Tax Return has ever been examined or audited by any Governmental Entity. No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted that remain in effect. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries except Liens for current Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and for which appropriate reserves under GAAP exist on the books of the Company. Neither the Company nor any of its Affiliates has taken or agreed to take any action or has Knowledge of any fact or circumstance (other than as a result of a decline in the market price of Parent Common Stock) that is reasonably likely to prevent the Transaction from qualifying as a reorganization within the meaning of
Section 368(a) of the Code. As used in this Agreement, "TAXES" shall include all U.S. Federal, state and local, domestic and foreign, income, franchise, property, sales, use, excise and other taxes, of any nature whatsoever, tariffs or similar governmental charges, including any obligations for withholding taxes from payments due or made to any other person, together with all interest, penalties or additions to tax imposed with respect to such amounts and "TAX RETURNS" shall include any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (o) No Excess Parachute Payments; No Section 162(m) Payments. There will be no payments or benefits to any "disqualified individual" (within the meaning of Section 280G of the Code) that would constitute or result in an "excess parachute payment" under Section 280G of the Code as a direct or indirect consequence of the transactions contemplated by this Agreement, including, without limitation, as a result of the acceleration of vesting or exercisability of any options to purchase Company Common Stock held by "disqualified individuals" as a direct or indirect consequence of the transactions contemplated by this Agreement. No such Person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other Person in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. The Benefit Plans and other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement.

          (p)   Title to Properties.

               (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for failures to have, or defects in title or interests, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. All such material assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

               (ii) Each of the Company and its Subsidiaries has complied in all respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company.

          (q)   Intellectual Property.

               (i) Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use (in each case free and clear of all Liens) all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights, computer programs and other technology (collectively, "INTELLECTUAL PROPERTY RIGHTS") which if the Company or its Subsidiaries did not own or validly license or otherwise have the right to use would reasonably be expected to have a Material Adverse Effect on the Company. Section 3.1(q) of the Company Disclosure Memorandum sets forth, as of the date hereof, a list of all granted patents, pending patent applications, trademarks and applications therefor owned by the Company or any of its Subsidiaries.

               (ii) In each of the following cases, except for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, (A) the use of any Intellectual Property Rights by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary of the Company acquired the right to use any Intellectual Property Rights; (B) no Person is challenging or, to the Knowledge of the Company, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by and/or licensed to the Company or its Subsidiaries; and
(C) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property Right used by the Company and its Subsidiaries and to its Knowledge no Intellectual Property Right owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property Right.

               (iii) The Company has no Knowledge that the use of its material Intellectual Property Rights in the business of the Company and its Subsidiaries as presently conducted or as presently contemplated does or will infringe (A) any granted patent or existing trademark or (B) any patent granted from a pending patent application.

               (iv) In each of the following cases, except for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) constitute a breach by the Company or its Subsidiaries of any instrument or agreement governing any Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), (B) pursuant to the terms of any license or agreement relating to any Company Intellectual Property Rights, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (C) cause the forfeiture or termination of any Company Intellectual Property Rights under the terms thereof, (D) give rise to a right of forfeiture or termination of any Company Intellectual Property Rights under the terms thereof or (E) impair the right of the Company, its Subsidiaries, the Surviving Corporation or Parent to make, have made, offer for sale, use, sell, export or license any Company Intellectual Property Rights or portion thereof pursuant to the terms thereof.

               (v) The Company has no Knowledge of any facts which would cause it to reasonably believe that either the Offer or the Merger (including the assignment by operation of law of any contract to the Surviving Corporation) will result in: (A) the granting by Parent or any of its Subsidiaries (other than Sub in the case of a Forward Merger and other than the Company and its Subsidiaries in the case of a Reverse Merger) of any rights or licenses to any material Intellectual Property Rights of Parent or any Subsidiary of Parent to any third party (including a covenant not to sue with respect to any material Intellectual Property Rights of Parent or any Subsidiary of Parent) which granting, individually or in the aggregate, would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole or (B) the Parent or any of its Subsidiaries (other than Sub in the case of a Forward Merger and other than the Company and its Subsidiaries in the case of a Reverse Merger) being bound by any material non-compete or other material restriction on the operation of any business of the Parent or its Subsidiaries (such materiality to be determined with respect to Parent and its Subsidiaries taken as a whole).

          (r) Voting Requirements. The affirmative vote of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the "COMPANY STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby. No vote of any holders of any class or series of the Company's capital stock is necessary to adopt this Agreement or approve the transactions contemplated hereby in the event that Parent shall acquire at least ninety percent (90%) of the outstanding Shares in the Offer, other than, subject to the satisfaction of (to the extent permitted hereunder) waiver of all conditions to the Merger, in accordance with Section 253 of the DGCL.

          (s) Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Freres & Co., LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (t) Opinion of Financial Advisor. The Company has received the opinion of Lazard Freres & Co., LLC, dated the date hereof, to the effect that, as of such date, the consideration to be paid in the Offer and the Merger is fair from a financial point of view to the holders of shares of Company Common Stock.

          (u) Certain Business Practices. Neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries has, in connection with the conduct of the business of the Company and its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          (v) TMP Agreement. The TMP Agreement was validly terminated pursuant to Section 7.1(f) thereof.

     Section 3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as expressly set forth in the Filed Parent SEC Documents filed since December 31, 2000 or on the disclosure memorandum delivered by Parent to the Company immediately prior to the execution of this Agreement and initialed on behalf of the Company and Parent, which disclosure memorandum specifies the section or subsection of this Agreement to which the exception relates (the "PARENT DISCLOSURE MEMORANDUM"), Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and each of its Subsidiaries is an entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and each of its Significant Subsidiaries is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, and the comparable organizational documents of each of its Significant Subsidiaries, in each case as amended to the date hereof.

          (b) Capital Structure. The authorized capital stock of Parent consists of 5,000,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $.001 per share ("PARENT PREFERRED STOCK"). At the close of business on December 20, 2001, (i) 574,645,471 shares of Parent Common Stock were issued and outstanding, (ii) 5,384,423 shares of Parent Common Stock were held by Parent in its treasury, (iii) 137,136,206 shares of Parent Common Stock were issuable pursuant to outstanding Parent Stock Options and (iv) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of capital stock of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except
(i) as set forth above in this Section 3.2(b), and (ii) for shares of Parent Common Stock reserved for issuance under any plan or arrangement providing for the grant of options to purchase shares of Parent Common Stock to current or former officers, directors, employees or consultants of Parent or its Subsidiaries (the "PARENT STOCK PLANS") or resulting from the issuance of shares of Parent Common Stock pursuant to options or other benefits issued or granted pursuant to Parent Stock Plans outstanding as of the close of business on December 20, 2001, as of the date hereof (x) there are not issued, issuable, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any of Parent's Subsidiaries, and no obligation of Parent or any of Parent's Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent, or (D) any stock appreciation rights or rights to receive shares of Parent Common Stock on a deferred basis granted under the Parent Stock Plans or otherwise; and (y) there are not any outstanding obligations of Parent or any of Parent's Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Parent nor any Significant Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as set forth in this Section 3.2(b) there are no issued, issuable, reserved for issuance or outstanding (A) securities of Parent or any of Parent's Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of Parent's Significant Subsidiary, (B) warrants, calls, options or other rights to acquire from Parent or any Significant Subsidiary of Parent, and no obligation of Parent or any Significant Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of Parent or (C) obligations of Parent or any Significant Subsidiary of Parent to repurchase, redeem or otherwise acquire any such outstanding securities of the Significant Subsidiaries of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

          (c) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principles governing availability of equitable remedies). The execution and delivery of this Agreement does not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or any of its Subsidiaries under (i) the Certificate of Incorporation or Bylaws of Parent or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, cancellations, accelerations, losses or Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filings with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the SEC of (A) the Form S-4 (B) the Offer Documents and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement or the Stockholder Agreement and the transactions contemplated by this Agreement or the Stockholder Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (4) such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (5) such filings with and approvals of Nasdaq to permit the shares of Parent Common Stock that are to be issued pursuant to the Offer and the Merger to be traded on the Nasdaq National Market and (6) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (d) Parent SEC Documents. Except as listed in Section 3.2(d) of the Parent Disclosure Memorandum, Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 1999 (the "PARENT SEC DOCUMENTS"). None of Parent's Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC. As of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent SEC Documents filed since December 31, 2000, together with any public announcements in a Dow Jones News Release made by Parent after the date hereof taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. The financial statements (including the related notes) of Parent included in the Parent SEC Documents, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly presented the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount). Except (i) as set forth in the Parent SEC Documents filed since December 31, 2000 and (ii) for liabilities set forth in this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. For purposes of this Agreement, a "FILED PARENT SEC DOCUMENT" shall mean a Parent SEC Document filed by Parent and publicly available prior to the date of this Agreement.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, in each case as applicable to Parent and Sub, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (f) Absence of Certain Changes or Events. Except as set forth in the Filed Parent SEC Documents filed after December 31, 2000 and for transactions expressly contemplated or permitted by this Agreement, since December 31, 2000 to the date hereof (i)

Parent and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and (ii) there has not been a Material Adverse Effect on the Parent. Except as set forth in the Filed Parent SEC Documents and for actions in the ordinary course of business, since December 31, 2000, neither the Parent nor any Parent Subsidiary has taken any action, or failed to take any action, which if such action or failure occurred during the period from the date of this Agreement to the Effective Time would constitute a breach or violation of Section 4.1(b) or Section 5.12, and neither the Parent nor any Parent Subsidiary has authorized, or committed or agreed, to take any of such actions.

          (g) Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisors or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          (h) No Stockholder Vote. No vote of the stockholders of Parent is necessary to approve the issuance of Parent Common Stock in connection with the Offer or the Merger.

          (i) Ownership of Company Capital Stock. Neither Parent nor Sub is, nor at any time during the last three (3) years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

          (j) Information in the Proxy Statement. None of the information supplied by Parent or Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger (if required under applicable Law), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

          (k) Information in the Offer Documents. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information furnished by the Company expressly for inclusion in the Offer Documents.

          (l) Financing. Either Parent or Sub has, or will have available to it upon the consummation of the Offer, sufficient funds available (through existing credit arrangements or otherwise) to deliver the cash component of the Exchange Offer Consideration and the Merger

Consideration to all of the Shares outstanding which become entitled to receive such consideration.

          (m) Tax Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action or has Knowledge of any fact or circumstance (other than as the result of a decline in the market price of Parent Common Stock) that is reasonably likely to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1 CONDUCT OF BUSINESS.

          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by Parent, as may be expressly permitted pursuant to this Agreement or as set forth in Section 4.1 of the Company Disclosure Memorandum, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Legal Provisions and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be preserved. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by Parent, as may be expressly permitted pursuant to this Agreement or as set forth in Section 4.1 of the Company Disclosure Memorandum, the Company shall not, and shall not permit any of its Subsidiaries to:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or amend the terms of any outstanding securities (including Stock Options) or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities;

               (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or securities (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date hereof or permitted to be granted after the date hereof as set forth in
Section 4.1 of the Company's Disclosure Memorandum and in accordance with their terms on the date hereof) or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

               (iii) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

               (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person except for purchases of assets in the ordinary course of business which do not constitute the purchase of a Person's business;

               (v) except in the ordinary course of business, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations);

               (vi) (A) except for borrowings under the Company's existing credit facilities, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or to or in any direct or indirect wholly-owned Subsidiary of the Company (or any foreign Subsidiary of the Company with nominal non Company ownership);

               (vii) make or agree to make any new capital expenditure (including leases) or enter into any agreement or agreements providing for payments which are in excess of $100,000 individually or $500,000 in the aggregate;

               (viii) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually and $250,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business, or (B) cancel any indebtedness in excess of $10,000 individually and $50,000 in the aggregate, other than in the ordinary course of business;

               (ix) modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party in a manner that would reasonably be expected to have a Material Adverse Effect on the Company;

               (x) enter into any contract, agreement, binding arrangement or understanding that would be a Material Contract, other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

               (xi) except as otherwise set forth in this Agreement or as required to comply with applicable Legal Provisions or contractual commitments existing as of the date hereof, (A) adopt, enter into, terminate or amend in any material respect (I) any collective bargaining agreement or Benefit Plan or (II) any other agreement, plan or policy involving the Company or its Subsidiaries, and one or more of its current or former directors, officers, or other executive employees, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee, other than in the case of employees who are neither current nor former officers or directors, increases made in connection with normal periodic reviews and related compensation and benefit increases which are consistent with past practice, (C) pay any benefit or amount not required under any Benefit Plan, (D) increase in any manner the severance or termination pay of any current or former director, officer or other executive employee, (E) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former officer, director or other executive employee, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, "phantom" stock or other stock related awards), or remove any existing restrictions in any Benefit Plans or agreements or awards made thereunder, (G) amend or modify any Stock Option, (H) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, or (I) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan;

               (xii) except as required by GAAP, make any change in accounting methods, principles or practices;

               (xiii) transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company and its Subsidiaries, other than in the ordinary course of business or pursuant to any contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date of this Agreement);

               (xiv) take any action (including any action otherwise permitted by this Section 4.1(a)) that would reasonably be expected to prevent the Transaction from qualifying as a "reorganization" under Section 368(a) of the Code;

               (xv) enter into any hedging, option, derivative or other similar transaction of any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

               (xvi) take any action that would reasonably be expected to prevent, impair or materially delay the ability of the Company, Parent or Sub to consummate the transactions contemplated by this Agreement;

               (xvii) (A) change any material tax election; (B) change any annual tax accounting period or method of tax accounting in any material respect; (C) file any amended Tax Return; (D) enter into any closing agreement relating to any material Tax; (E) settle any material Tax claim or assessment or
(F) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

or

               (xviii) authorize, or commit or agree to take, any of the foregoing actions.

          (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by the Company, or as may be contemplated by this Agreement or
Section 4.1(b) of the Parent Disclosure Memorandum, Parent shall not, and shall not permit any of its Subsidiaries to:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent, or (B) split, combine or reclassify any of its capital stock;

               (ii) amend its Certificate of Incorporation or other comparable charter or organizational documents;

               (iii) take any action that would reasonably be expected to prevent, impair, or materially delay the ability of the Company, Parent or Sub to consummate the transactions contemplated by this Agreement;

               (iv) cause Sub to engage in any activities or incur any liabilities or obligations other than in connection with or as contemplated by this Agreement;

               (v) authorize, or commit or agree to take, any of the foregoing actions; or

               (vi) enter into any new line of business material to Parent's operations taken as a whole, other than any lines of business in which Parent's competitors are currently engaged.

     Section 4.2 NO SOLICITATION.

          (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of the Company or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (or any group of Subsidiaries which taken together could constitute a Significant Subsidiary), or any purchase or sale of fifteen percent (15%) or more of the consolidated assets (including stock of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing fifteen percent (15%) or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an Affiliate thereof) a "TAKEOVER PROPOSAL"), (ii) have any discussion with or provide any confidential information or data to any Person relating to a Takeover Proposal, or engage in any negotiations concerning a Takeover Proposal, or knowingly facilitate any effort or attempt to make or implement a Takeover Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Takeover Proposal.

          (b) Notwithstanding anything in this Agreement to the contrary, prior to the Appointment Time, the Company (and its Board of Directors) shall be permitted to (i) comply with applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) with regard to a Takeover Proposal or make any other disclosure to the Company's stockholders if, in the good faith judgment of the Company, after taking into account the advice of outside counsel, failure to so disclose would be inconsistent with applicable Law (and any such disclosure shall not be deemed a change, amendment or modification in the Company's (or its Board of Directors') recommendation to the stockholders of the Company), (ii) change its recommendation to its stockholders or (iii) engage in discussions or negotiations with, or provide any information to any Person in response to, an unsolicited bona fide written Takeover Proposal by such Person that did not result from a breach of Section 4.1(a) if and only to the extent that, in any such case referred to in clause (ii) or (iii), (A) the consummation of the Offer shall not have occurred, (B) (I) in the case of clause (ii) above, it has received an unsolicited bona fide written Takeover Proposal from a third party that did not result from a breach of Section 4.1(a) and its Board of Directors concludes in good faith that such Takeover Proposal constitutes a Superior Proposal and such withdrawal is in connection with the termination of this Agreement in accordance with the provisions of Section 7.1(f) and (II) in the case of clause (iii) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Takeover Proposal could constitute a Superior Proposal and (C) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers and enters into a customary and reasonable confidentiality agreement no less favorable to the Company than the Confidentiality Agreement. The Company agrees that it will promptly keep Parent reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the Person making such inquiry, proposal or offer and will deliver to Parent the information delivered to such Person to the extent not previously provided to Parent. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than the parties hereto) conducted heretofore with respect to any Takeover Proposal, and Parent agrees that no such prior activity shall be considered solicitation of a Takeover Proposal hereunder. The Company agrees that it will use its reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 4.2. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2 by any officer or director of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2 by the Company. Nothing in this Section 4.2 shall (i) permit Parent or the Company to terminate this Agreement (except as specifically provided in Article VII) or (ii) affect or limit any other obligation of Parent or the Company under this Agreement except as explicitly provided herein. Notwithstanding anything to the contrary in this Agreement, if requested by a third party, the Company may waive any "standstill" or similar provisions in favor of the Company in any agreement with such third party if the Board of Directors reasonably believes that there is a reasonable likelihood that third party will submit a bona fide Takeover Proposal that could constitute a Superior Proposal, and any such waiver shall not be construed as a breach of this Section 4.2.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     Section 5.1 PREPARATION OF THE PROXY STATEMENT; STOCKHOLDERS MEETINGS

          (a) If approval by the Company's stockholders is required by applicable Law in order to consummate the Merger, as promptly as practicable after the acceptance for exchange of Shares pursuant to the offer, the Company shall prepare and file with the SEC under the Exchange Act the Proxy Statement and use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the acceptance by Parent for exchange of Shares pursuant to the Offer. Subject to Section 4.2, each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement shall have cleared the SEC. Each of the Company, Parent and Sub will promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect prior to the Company Stockholders Meeting, and the Company will cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement before it is filed with the SEC. In addition, the Company agrees to provide Parent, Sub and their counsel with any comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and to consult with Parent, Sub and their counsel prior to responding to any such comments. The Company will advise Parent of the time when the SEC has cleared the Proxy Statement, promptly after it receives notice thereof.

          (b) If approval of the stockholders is required by applicable Law in order to consummate the Merger, the Company shall establish, prior to or as soon as practicable following the date upon which the Proxy Statement has been cleared by the SEC, a record date (which shall be prior to or as soon as practicable following the date upon which the Proxy Statement has been cleared by the SEC) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. The Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement in accordance with Section 1.2(c) hereof, and except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent its recommendation. The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders Meeting are solicited, in compliance with all applicable Legal Provisions. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. The Board of Directors of the Company shall include the Recommendations in the Proxy Statement as such Recommendations pertain to the Merger and this Agreement. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of this Agreement and the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 5.1(b), shall not be affected by the withdrawal, amendment or modification of the Recommendations and (ii) the Company agrees that its obligations pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

          (c) Notwithstanding the foregoing clauses (a) and (b) above, if Parent shall acquire at least ninety percent (90%) of the outstanding Shares in the Offer (and if permitted Section 253 of the DGCL), subject to the satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, the parties hereto shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the acceptance for exchange and purchase of such Shares pursuant to the Offer, without a meeting of stockholders, in accordance with Section 253 of the DGCL.

     Section 5.2 LETTERS OF THE COMPANY'S ACCOUNTANTS.

          The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter from KPMG LLP, the Company's independent public accountants, dated a date within two (2) Business Days before the date on which the Form S-4 shall become effective addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     Section 5.3 [RESERVED]

     Section 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable Law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside counsel, that (i) any Legal Provision of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney client privilege, (iii) such document discusses the pricing or dollar value of the transactions contemplated by this Agreement or (iv) the documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable antitrust laws. The parties shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter agreements dated as of December 13, 2001 and December 19, 2001, respectively, between Parent and the Company (as it may be amended from time to time, the "CONFIDENTIALITY AGREEMENT"). Each party shall make all reasonable best efforts to minimize disruption to the business of the other party and its Subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated. Any investigation by Parent or the Company shall not affect the representations and warranties of Parent or the Company, as the case may be.

     Section 5.5 REASONABLE BEST EFFORTS.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:

               (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied,

               (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity,

               (iii) the obtaining of all necessary consents, approvals or waivers from third parties other than Governmental Entities (provided that if obtaining any such consent, approval or waiver would require any action other than the payment of a nominal amount, such action shall be subject to the consent of Parent, not to be unreasonably withheld),

                (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and

               (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing Parent, Sub and the Company and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement, take all action necessary, with the reasonable cooperation of the other parties hereto if reasonably requested, to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate, on an advisory basis, in the defense of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.

          (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.5(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) subject to Section 5.4 and unless prohibited from doing so by applicable Law, permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          (d) Nothing in this Agreement shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct any portion of their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct any portion of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity by April 30, 2002 or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     Section 5.6 STOCK OPTIONS; EMPLOYEE BENEFITS.

          (a) As of the Effective Time, (i) each outstanding option to purchase shares of Company Common Stock (a "STOCK OPTION") granted under any plan or arrangement providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company or its Subsidiaries (the "COMPANY STOCK PLANS"), whether vested or unvested, shall be assumed by Parent and converted into an option (such option, an "ADJUSTED OPTION") to acquire, on the same terms and conditions as were applicable under the Stock Option, the number of shares of Parent Common Stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by the Option Exchange Ratio, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Stock Option (assuming all conditions to the exercise of such Stock Option had then been met) divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option; provided, that, such exercise price shall be rounded up to the nearest whole cent. In addition, any and all repurchase rights under any Company Stock Plan held by the Company on the shares of Company Common Stock shall, to the extent permitted by Law, be assigned to Parent and shall be converted into repurchase rights held by Parent as the corresponding shares of Parent Common Stock. The Company represents that, prior to the Effective Time, it shall take the necessary and appropriate actions to evidence that the option treatment described in this Section 5.6(a) is the appropriate adjustment as authorized and permitted under the terms of the plans and agreements pursuant to which the Stock Options were granted. For purposes of this Agreement, the "OPTION EXCHANGE RATIO" shall equal the quotient of (i) Ten Dollars and Fifty Cents ($10.50) divided by (ii) the Parent Market Price.

          (b) In the case of any Stock Options that are "incentive stock options" as defined in Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock and the terms and conditions of such Stock Options shall be determined in accordance with Section 5.6(a) hereof, subject to such adjustments as are necessary to comply with the requirements of Section 424(a) of the Code.

          (c) Parent shall, prior to the Effective Time, take all action necessary so that, at the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans with the result that all obligations of the Company under the Company Stock Plans with respect to Stock Options outstanding at the Effective Time, shall be obligations of Parent, and all Adjusted Options shall be exercisable, on the same terms as were applicable under the Stock Options, for shares of Parent Common Stock following the Effective Time, subject to this Section 5.6.

          (d) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issue a sufficient number of shares of Parent Common Stock for delivery upon exercise of Adjusted Options. As soon as practicable after the Effective Time, Parent shall file a Registration Statement on Form S-1, Form S-3 or Form S-8 as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Adjusted Options, and shall maintain the effectiveness of such registration statement and the current status of the prospectus or prospectuses contained therein, for so long as such Adjusted Options remain outstanding. Following the Effective Time, Parent shall use its reasonable best efforts to provide that holders of Adjusted Options do not experience delays in exercising and settling their Adjusted Options.

          (e) Parent shall take, and shall cause the Surviving Corporation and its Subsidiaries to take, the following actions: (i) waive any limitations regarding preexisting conditions and eligibility waiting periods under any health benefit plan maintained by any of them for the benefit of individuals who are employees of the Company and its Subsidiaries immediately prior to the Effective Time (the "EMPLOYEES") to the extent such preexisting condition or waiting period did not apply to the Employee under a comparable plan of the Company or its Subsidiary immediately prior to the Effective Time, (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under such health plans, and (iii) for eligibility, vesting and benefit accrual purposes (but not for purposes of benefit accruals under any defined benefit pension plan and not to the extent such crediting would result in a duplication of benefits) under all compensation and benefit plans and policies applicable to the Employees, treat all service by the Employees with the Company or any of its Subsidiaries and their predecessor entities before the Effective Time as service with Parent and its Subsidiaries. Parent shall cause the Surviving Corporation to honor all employment, retention and severance arrangements (including, without limitation, those set forth on Section 5.6(e) of the Company Disclosure Memorandum) and all obligations to current and former employees of the Company and its Subsidiaries thereunder. Parent shall take all actions necessary to cause the Surviving Corporation and its Subsidiaries to satisfy the obligations listed in Section 5.6(e) of the Company Disclosure Memorandum.

          (f) The Company shall terminate its Employee Stock Purchase Plan (the "ESPP") in accordance with its terms to take effect as of or immediately prior to the Effective Time. The offerings under the ESPP are currently suspended, and the Company shall not commence a new offering under its ESPP after the date of this Agreement.

          (g) The provisions of this Section 5.6 shall not create in any employee or former employee of the Company or any of its Subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries.

     Section 5.7 INDEMNIFICATION, EXCULPATION AND INSURANCE.

          (a) Parent shall cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or employees or officers of the Company (each such Person being an "Indemnified Party") as provided in the Company's Certificate of Incorporation, Bylaws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) to be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and such rights shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) to the fullest extent permitted by the Company's Certificate of Incorporation, Bylaws or any indemnification agreement between such directors, officers and employees for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby).

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.7 shall promptly notify the Surviving Corporation, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Surviving Corporation. The Surviving Corporation may, at its own expense: (i) participate in the defense of any claim, suit, action or proceeding; or (ii) at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof, unless the Indemnified Parties (or any of them) determine in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict or any significant issue between the positions of Parent and any of such Indemnified Parties, provided that the Surviving Corporation's counsel shall be reasonably satisfactory to the Indemnified Parties. If the Surviving Corporation assumes such defense, the Indemnified Parties shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Surviving Corporation. Whether or not the Surviving Corporation chooses to assume the defense of any such claim, suit, action or proceeding, the Surviving Corporation and Parent shall cooperate in the defense thereof. If the Surviving Corporation fails to so assume the defense thereof, the Indemnified Parties may retain counsel reasonably satisfactory to the Surviving Corporation and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel promptly after statements therefor are received; provided that the Indemnified Parties on whose behalf expenses are advanced provide (x) a written affirmation of their good faith belief that the standard of conduct necessary for indemnification under Section 145 of the DGCL has been met, and (y) an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification under
Section 145 of the DGCL. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); provided that, in the event that any claim or claims for indemnification are asserted or made within such a period of six (6) years after the Effective Time, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claim or claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to a single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 5.7, and none of the actions described in clause (i) or (ii) shall be taken until such provision is made. Nothing in this Section 5.7(b) is intended to modify adversely any existing rights to indemnification of an Indemnified Party from the Company.

          (c) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company's current officers', directors' and employees' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company's officers' and directors' liability insurance policy (a copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers; provided, however, that in satisfying its obligation under this Section 5.7(c) Parent shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount per annum paid by the Company in its last full fiscal year; and provided further that if Parent is not able to obtain such coverage for such two hundred percent (200%) amount, Parent shall nevertheless be obligated to provide such coverage as may be obtained annually for such two hundred percent (200%) amount and provided further that notwithstanding the foregoing, the Surviving Corporation may satisfy its obligations under this Section 5.7(c) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy that (i) has an effective term of six (6) years from the Effective Time, (ii) covers those Persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect on the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect on the date hereof.

          (d) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification and exculpation that are substantially identical to those set forth in the Certificate of Incorporation and Bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

          (e) The obligations of Parent or the Surviving Corporation under this
Section 5.7 are subject to the conditions that each Indemnified Party shall comply with the reasonable requests of the Surviving Corporation or Parent in defending or settling any action hereunder and that any Indemnified Party shall approve any proposed settlement of any such action if (i) such settlement involves no finding or admission of any liability by any Indemnified Party, and
(ii) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or Parent.

          (f) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Parent hereby guarantees the performance by Surviving Corporation of its obligations under this Section 5.7.

     Section 5.8 FEES AND EXPENSES.

          (a) Except as provided in this Section 5.8, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (b) In the event that (1) a bona fide Takeover Proposal shall have been publicly disclosed or has been made directly to the Company's stockholders or any Person has announced an intention (whether or not conditional) to make a bona fide Takeover Proposal and thereafter this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.1(b)(i) (as a result of a failure to achieve the Minimum Condition), (y) by Parent pursuant to Section 7.1(c)(i) (provided that the breach or failure to perform giving rise to Parent's right to terminate under Section 7.1(c)(i) shall be willful and material) or (z) by Parent pursuant to Section 7.1(e)(vii) and, in any case, within twelve (12) months of termination either the Company enters into definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated (provided that for this purpose the percentage in the definition of Takeover Proposal shall be fifty percent (50%) in lieu of fifteen percent (15%)) or (2) this Agreement is terminated (x) by the Company pursuant to Section 7.1(f) or (y) by Parent pursuant to Section 7.1(e) (other than Section 7.1(e)(vii)), then the Company shall pay Parent a fee equal to $15.0 million (the "TERMINATION FEE"), payable by wire transfer of immediately available funds, such payment to be made
(A) in the case of the termination contemplated by clause (1), on the earlier of the date the Company enters into a definitive agreement or a Takeover Proposal is consummated, (B) in the case of a termination contemplated by clause (2)(x), no later than immediately prior to such termination, and in the case of termination contemplated by clause 2(y), no later than the date of such termination. Simultaneously with the payment of the Termination Fee, the Company shall reimburse Parent by wire transfer of immediately available funds for all of its documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including documented fees and expenses of accountants, attorneys and financial advisors) up to an aggregate of $2.0 million (the

"EXPENSES"). The Company acknowledges that the agreements contained in this
Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If Parent shall successfully bring an action to enforce its rights under this Section 5.8(b), the Company shall reimburse Parent for its reasonable fees and expenses in connection therewith and shall pay Parent interest on the Termination Fee and Expenses from the date the Termination Fee becomes payable to the date of payment at the publicly announced prime rate of Citibank, N.A. in effect on the date the Termination Fee became payable.

          (c) Parent shall make payment to the Company (by wire transfer of immediately available funds) in the amount of $30.0 million within two (2) Business Days after and excluding the date this Agreement is terminated (i) by the Company pursuant to Section 7.1(g) or (ii) by the Company or the Parent on or after May 31, 2002 pursuant to Section 7.1(b)(ii) if the waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall not have expired or been terminated or if any Restraint shall be in effect preventing the consummation of the Offer at the time of such termination.

     Section 5.9 PUBLIC ANNOUNCEMENTS.

          Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. In addition to the foregoing, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning nonpublic information relating to the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     Section 5.10 AFFILIATES.

          As soon as practicable after the date hereof, and in no event more than twenty (20) days prior to the Initial Expiration Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to deliver to Parent at least ten (10) days prior to the Initial Expiration Date a written agreement substantially in the form attached as Exhibit 5.10 hereto.

     Section 5.11 NASDAQ LISTING.

          Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Offer and the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     Section 5.12 TAX TREATMENT.

          Parent and the Company intend that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use all reasonable efforts to cause the Transaction to so qualify. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Transaction to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Transaction from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation nor Parent nor any of their respective affiliates shall take any action or cause any action to be taken which could reasonably be expected to cause the Transaction to fail to qualify as a reorganization under
Section 368(a) of the Code. Parent shall use its reasonable best efforts to obtain an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or another nationally recognized United States Federal income tax counsel or "Big Five" accounting firm (based on the facts and customary representations and assumptions) that the Transaction will be treated as a "reorganization" within the meaning of Section 368(a) of the Code (the "TAX OPINION"). Parent, the Company and Sub agree to provide certifications reasonably requested by counsel issuing such Tax Opinion. Notwithstanding anything express or implied to the contrary in this Agreement, but subject to the provisions of this Section 5.12, if the Tax Opinion is not obtained, then the Reverse Merger shall be effected instead of the Forward Merger.

     Section 5.13 NOTICES OF CERTAIN EVENTS.

          Each party hereto shall promptly notify the other parties orally and in writing of:

          (a) the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) subject to any applicable legal restrictions, the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (c) such party's obtaining Knowledge of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting any of Parent, Sub or the Company, as the case may be, or any of their respective Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

          (d) such party's obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.14 CONVEYANCE TAXES.

          The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     Section 5.15 STOCKHOLDER AGREEMENTS.

          Concurrently with the execution and delivery of this Agreement, Richard Johnson shall execute and deliver to Parent an agreement substantially in the form of Exhibit 5.15 hereto (the "STOCKHOLDER AGREEMENT"), pursuant to which, among other things, such Stockholder is agreeing to vote all of the shares of Company Common Stock owned, beneficially or of record, by him to approve the Merger and to tender all such shares into the Offer, subject to exceptions provided for in such agreement.

     Section 5.16 MATTERS.

          Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     Section 5.17 ANTITRUST NOTICE.

          Within five (5) Business Days of the date on which the DOJ, the FTC or any other agency, branch or instrumentality of the United States federal government has first filed a complaint, motion, petition or similar document with a United States federal courts seeking to enjoin the consummation of the Offer, the Merger or any of the other transactions contemplated hereby, Parent shall deliver a notice to the Company pursuant to Section 8.2 including a copy of such complaint, motion, petition or similar document.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

          The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. If required under the DGCL, the Company shall have obtained the Company Stockholder Approval.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

          (c) Purchase of Shares in Offer. Parent shall have purchased, or caused to be purchased, Shares pursuant to the Offer.

     Section 6.2 FRUSTRATION OF CLOSING CONDITIONS.

          None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.1 to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 TERMINATION.

          This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Sub having accepted for exchange any Shares pursuant to the Offer;

               (ii) if the Offer shall not have been consummated by March 31, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to (A) Parent before May 31, 2002 if the waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall not have expired or been terminated or if any Restraint shall be in effect preventing the consummation of the Offer at the time of such termination or (B) any party whose action or failure to act has been a principal cause of or resulted in the failure of the Offer to be consummated on or before such date; or

               (iii) if any Restraint having any of the effects set forth in
Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this
Section 7.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c) by Parent, if (i) prior to the purchase of Shares pursuant to the Offer there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach is reasonably likely to result in any condition set forth in Annex I not being satisfied (and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within thirty (30) days after the receipt of notice thereof); or (ii) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex I hereto, Sub shall have (x) failed to commence the Offer within thirty (30) days following the date of this Agreement, (y) terminated the Offer without having accepted any Shares for payment thereunder or (z) failed to accept Shares for payment pursuant to the Offer by March 31, 2002, unless such action or inaction under clauses (x), (y) or (z) shall have been caused by or resulted from the failure of Parent or Sub to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Sub of any of their material representations or warranties contained in this Agreement;

          (d) by the Company if Sub shall have (i) failed to commence the Offer within thirty (30) days following the date of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept shares of Company Common Stock for payment pursuant to the Offer by March 31, 2002, unless such action or inaction under clauses (i), (ii) or (iii) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement, or the material breach by the Company of any of its material representations or warranties contained in this Agreement;

          (e) by Parent, if prior to the Appointment Time (i) the directors of the Company shall have failed to include in the Schedule 14D-9 or the Proxy Statement the Recommendations, (ii) the directors of the Company shall have withdrawn the Recommendations, (iii) the directors of the Company shall have modified or changed the Recommendations in a manner adverse to Parent or Sub (it being agreed that any disclosure of information required by applicable Law regarding the Company's operations shall not be deemed a modification or change of the Recommendations in a manner adverse to Parent or Sub), provided that Parent shall not be entitled to terminate this Agreement pursuant to this clause
(iii) unless it has notified the Company in writing that it intends to terminate the Agreement pursuant to this clause (iii) and the Company has not, within two
(2) Business Days after receipt of Parent's notice, revised the Recommendations in a manner not so adverse, (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within fifteen (15) Business Days after the commencement of such tender or exchange offer (or such longer period as the Company advises Parent it requires to obtain the information necessary to evaluate such offer), a statement disclosing that the Company's Board of Directors recommends rejection of such tender or exchange offer, (v) the directors of the Company shall have approved or recommended to the stockholders of the Company a Takeover Proposal, (vi) the directors of the Company shall have approved or recommended that the stockholders of the Company tender their shares of Company Common Stock into any tender offer or exchange offer that is a Takeover Proposal or is related thereto, (vii) the Company willfully breaches any of its obligations under Section 4.2 of this Agreement that results in a Person making a Takeover Proposal, (viii) the Company shall have materially breached its obligations under this Agreement by reason of a failure to file the

Schedule 14D-9 in accordance with Section 1.2 or call the Company Stockholders Meeting in accordance with Section 5.1(b), or (ix) the directors of the Company shall have adopted a resolution to do any of the foregoing specified in clauses
(i), (ii), (iii), (iv), (v), (vi) or (viii); or

          (f) by the Company, if, prior to the Appointment Time, the Board of Directors of the Company has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 4.2 in all material respects; (ii) the Company shall have (A) notified Parent in writing of its receipt of such Superior Proposal, (B) further notified Parent in writing that the Company intends to enter into a binding agreement with respect to such Superior Proposal subject to clause (iii) of this
Section 7.1(f) and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice referred to in clause (B), (iii) Parent does not make, within 72 hours after receipt of the Company's written notice pursuant to clause (ii)(B) above, an offer that the Board of Directors of the Company shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is as favorable to the stockholders of the Company as such Superior Proposal and (iv) the Company pays the Termination Fee and Expenses in accordance with Section 5.8(b) concurrently with entering into such binding written agreement.

          (g) By the Company, if, prior to the Effective Time, the Company notifies Parent of such termination pursuant to Section 8.2 within ten (10) Business Days after receipt of a notice from Parent pursuant to Section 5.17 hereof.

     Section 7.2 EFFECT OF TERMINATION.

          In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the second sentence of Section
5.4 (obligation to keep confidential nonpublic information received from the other party) and Section 5.8 (fees and expenses), this Section 7.2 and Article VIII, which provisions shall survive such termination, provided that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

     Section 7.3 AMENDMENT.

          This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.4 EXTENSION; WAIVER.

          At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Sections 5.6(e) and 5.7) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

     Section 8.2 Notices.

          All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, and shall be effective upon receipt, if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                if to Parent or Sub, to:  Yahoo! Inc.
                                          701 First Avenue
                                          Sunnyvale, California 94089
                                          Telephone:  (408) 349-3300
                                          Telecopier: (408) 349-3400
                                          Attention:  Chief Executive Officer

                and                       Yahoo! Inc.
                                          701 First Avenue
                                          Sunnyvale, California 94089
                                          Telephone:  (408) 349-3300
                                          Telecopier: (408) 349-3400
                                          Attention:  General Counsel
                with a copy to            Skadden, Arps, Slate, Meagher & Flom
                (which shall not          LLP
                constitute notice):       525 University Avenue, Suite 1100
                                          Palo Alto, California  94301
                                          Telephone:  650-470-4500
                                          Telecopier: 650-470-4570
                                          Attention:  Kenton J. King,
                                          Esq.

                if to the Company, to:    HotJobs.com, Ltd.
                                          406 West 31st Street
                                          New York, New York 10001
                                          Telephone:  (212) 699-5300
                                          Telecopier: (917) 438-2632
                                          Attention:  Chief Executive Officer

                and                       HotJobs.com, Ltd.
                                          406 West 31st Street
                                          New York, New York 10001
                                          Telephone:  (212) 699-5300
                                          Telecopier: (917) 438-2632
                                          Attention:  General Counsel

                with a copy to            Wachtell, Lipton, Rosen & Katz
                (which shall not          51 West 52nd Street
                constitute notice):       New York, NY  10014
                                          Telephone: 212-403-1000
                                          Telecopier: 212-403-2000
                                          Attention:  Andrew R. Brownstein, Esq.
                                                      Mitchell S. Presser, Esq.


     Section 8.3 DEFINITIONS.

          For purposes of this Agreement:

          (a) an "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (B) "BUSINESS DAY" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, New York;

          (c) "KNOWLEDGE" of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of any of such person's executive officers having primary responsibility for such matter;

          (d) "MATERIAL ADVERSE EFFECT" with respect to the Company or Parent, means any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in the market price or trading volume of such entity's capital stock after the date hereof, (ii) any adverse change, event or effect arising from or relating to general business or economic conditions in the United States (including prevailing interest rate and stock market levels), (iii) any adverse change, event or effect arising from or relating to the general state of the industries and market sectors in which such entity operates and (iv) the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, or any reduction in job seekers, in each case resulting primarily from the announcement or termination of the TMP Agreement or the announcement or consummation of the Offer and the Merger;

          (e) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (f) "SIGNIFICANT SUBSIDIARY" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC, except as listed in Section 8.3(f) of the Parent Disclosure Memorandum;

          (g) a "SUBSIDIARY" of any Person means, with respect to such Person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity;

          (h) "SUPERIOR PROPOSAL" means a bona fide written proposal made by a Person other than a party hereto that is (a) for a Takeover Proposal (except that references in the definition of "Takeover Proposal" to "15%" shall be "50%") and (b) is on terms which the Board of Directors of the Company in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, the likelihood of consummation and all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and of the transactions contemplated by this Agreement and the parties to this Agreement, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), taking into account, among other things, the likelihood of consummation and all legal, financial, regulatory and other aspects of the proposal and this Agreement and the Person making the proposal and Parent, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed by March 31, 2002; and

          (i) "TRADING DAY" means any day on which the Nasdaq National Market or such national securities exchange that is the primary exchange for Parent Common Stock is open for trading.

Section 8.4 Interpretation.

          When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to this Agreement include references to the Company Disclosure Memorandum and Parent Disclosure Memorandum. Each Section of this Agreement is qualified by the matters set forth in the related Section of the Company Disclosure Memorandum and of the Parent Disclosure Memorandum and by such matters set forth any place else in this Agreement or in the Company Disclosure Memorandum or the Parent Disclosure Memorandum where the applicability of such qualification to the Section of this Agreement is reasonably apparent.

     Section 8.5 COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.6 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.

          This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Sections 5.6(e) (including the corresponding section of the Company Disclosure Memorandum) and 5.7 are not intended to confer upon any Person other than the parties any rights or remedies.

     Section 8.7 GOVERNING LAW.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Section 8.8 ASSIGNMENT.

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned newly-formed United States Subsidiary of Parent, provided that no such assignment shall adversely affect the intended tax-free nature of the transaction and provided further that no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.9 ENFORCEMENT.

          The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice.

     Section 8.10  SEVERABILITY.

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


               [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

          WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    YAHOO! INC.


                                    By:   /s/ TERRY SEMEL
                                          ---------------------
                                          Name: Terry Semel
                                          Title: Chairman and Chief Executive
                                                 Officer


                                    HJ ACQUISITION CORP.


                                    By:   /s/ TERRY SEMEL
                                          ---------------------
                                          Name: Terry Semel
                                          Title: Chief Executive Officer


                                    HOTJOBS.COM, LTD.


                                    By:   /s/ DIMITRI BOYLAN
                                          ---------------------
                                          Name: Dimitri Boylan
                                          Title: President and
                                                 Chief Executive Officer

                                   ANNEX I

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other provisions of the Offer, Sub shall not be required to accept for payment or pay for any validly tendered Shares if, at the scheduled expiration date (i) the waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall not have expired or been terminated, (ii) the Offer Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order, (iii) the shares of Parent Common Stock to be issued in the Offer and the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Offer and the Merger shall not have been approved for listing on the Nasdaq National Market, subject to official notice of issuance or (iv) any of the following events shall occur and be continuing:

          (a) Restraints shall be in effect preventing the consummation of the Offer or the Merger;

          (b) there shall be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any of the Shares, seeking to restrain or prohibit the consummation of the Offer or the Merger, or seeking to place limitations on the ownership of the Shares (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or its Subsidiaries, Parent or any of Parent's Subsidiaries of any material portion of any business or of any assets of the Company, Parent or any of Parent's Subsidiaries, or to compel the Company, Parent or any of Parent's Subsidiaries to divest or hold separate any material portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Offer or the Merger or
(iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries;

          (c) there shall have not been obtained, other than the filing provided for under Section 1.6 and filings pursuant to the HSR Act (which are addressed in Sections 5.5(b) and (c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Offer or the Merger, the issuance of Parent Common Stock in the Offer or the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Offer and the Merger, provided, that, no consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction, except as set forth in clause (i) of the preamble to this Annex I, shall be a condition hereunder;

          (d) any representation or warranty of the Company contained in the Agreement shall not be true and correct in all respects without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will have a Material Adverse Effect on the Company, in each case as of the date of such determination, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and except for the representations and warranties contained in Section 3.1(q)(v) of the Merger Agreement which shall be qualified as to materiality with respect to Parent and its Subsidiaries, taken as a whole;

          (e) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that each representation and warranty of the Company contained in the Agreement is true and correct in all respects without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, in each case as of the date of such determination, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and except for the representations and warranties contained in Section 3.1(q)(v) of the Merger Agreement which shall be qualified as to materiality with respect to Parent and its Subsidiaries, taken as a whole;

          (f) there shall have not been obtained all consents, the absence of which, in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company, provided, that, no consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction, except as set forth in clause (i) of the preamble to this Annex I, shall be a condition hereunder;

          (g) the Company (i) shall have not performed or not complied with all agreements and covenants required to be performed by it under the Agreement that are qualified as to Material Adverse Effect or (ii) shall have not performed or not complied with all agreements and covenants required to be performed by it under the Agreement that are not qualified as to Material Adverse Effect except where such nonperformance or noncompliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company;

          (h) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the Company (i) shall have performed or complied with all agreements and covenants required to be performed by it under the Agreement that are qualified as to Material Adverse Effect and (ii) shall have performed or complied with all agreements and covenants required to be performed by it under the Agreement that are not qualified as to Material Adverse Effect except where such nonperformance or noncompliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company;

          (i) Parent shall not have received from each Person named in the letter referred to in Section 5.10 an executed copy of an agreement substantially in the form of Exhibit 5.10 hereto.

     The foregoing conditions are for the benefit of Parent and Sub, may be asserted by Parent or Sub and may be waived by Parent or Sub in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The capitalized terms used in this Annex I shall have the meanings set forth in the Merger Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is annexed.

                                                                    Exhibit 5.10


                       FORM OF COMPANY AFFILIATE AGREEMENT

      THIS AFFILIATE AGREEMENT, dated as of ______________ (the "AGREEMENT"), is made by the undersigned stockholder ("STOCKHOLDER") of HotJobs.com, Ltd., a Delaware corporation (the "COMPANY"), in favor of and for the benefit of Yahoo! Inc., a Delaware corporation ("PARENT"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

      A. Parent and the Company have entered into an Agreement and Plan of Merger, dated as of December [], 2001 (the "MERGER AGREEMENT"), pursuant to which [HJ Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent][OR ANOTHER DIRECT OR INDIRECT WHOLLY-OWNED SUBSIDIARY OF PARENT] ("MERGER SUB"), (subject to the conditions set forth therein) shall commence an offer (the "OFFER") in which each of the issued and outstanding shares of common stock, par value $0.01, of the Company ("COMPANY COMMON STOCK") may be exchanged for the right to receive from Parent (A) a fraction of a share of common stock, par value $0.001 per share of Parent as determined in accordance with the Merger Agreement and (B) cash, without interest, in an amount to be paid in accordance with the Merger Agreement followed by either the merger of Merger Sub with and into the Company or the merger of the Company with and into Merger Sub (the "MERGER");

      B. Pursuant to the Merger Agreement (a) subject to the terms of the Offer, upon consummation of the Offer, Merger Sub shall accept for payment and pay for any shares of Company Common Stock validly tendered and not withdrawn in the Offer, including shares of Company Common Stock validly tendered and not withdrawn by Stockholder as of such time, and (b) at the Effective Time, outstanding shares of Company Common Stock, including any Company Common Stock owned by Stockholder as of the Effective Time, will be converted into the right to receive shares of Parent Common Stock and cash, without interest, in accordance with Article II of the Merger Agreement;

      C. The execution and delivery of this Agreement by Stockholder is a material inducement to Parent to enter into the Merger Agreement; and

      D. Stockholder has been advised that Stockholder may be deemed to be an "affiliate" of the Company, as such term is used for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is in fact an affiliate of the Company.

      NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

            SECTION 1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.

                  (a) Stockholder is the holder and "BENEFICIAL OWNER" (as defined in Rule 13d-3 under the Exchange Act) of the number of outstanding shares of Company Common Stock set forth beneath Stockholder's signature on the signature page hereof (the "COMPANY SHARES"), and Stockholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Stockholder has the sole right to vote and to dispose of the Company Shares.

                  (b) Stockholder is the holder of options to purchase the number of shares of Company Common Stock set forth beneath Stockholder's signature on the signature page hereof (the "COMPANY OPTIONS"), and Stockholder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

                  (c) Stockholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares and the Company Options.

                  (d) Stockholder has carefully read this Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder's ability to sell, transfer or otherwise dispose of the Company Shares, the Company Options, the shares of Parent Common Stock that Stockholder is to receive in the Offer and/or the Merger and the options to purchase shares of Parent Common Stock that Stockholder is to receive in respect of the Company Options in connection with the Offer and/or the Merger. Stockholder fully understands the limitations that this Agreement and federal and applicable state securities laws place upon Stockholder's ability to sell, assign, transfer or otherwise dispose of securities of the Company and securities of Parent.

                  (e) Stockholder acknowledges and understands that the representations, warranties and covenants made by Stockholder set forth in this Agreement will be relied upon by Parent, the Company and their respective affiliates and counsel, and that substantial losses and damages may be incurred by such persons if Stockholder's representations, warranties or covenants are breached.

      SECTION 2. COMPLIANCE WITH RULE 145 AND THE SECURITIES ACT.

                  (a) Stockholder has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Offer and the Merger is expected to be effected pursuant to a Registration Statement filed by Parent on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Securities Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, and (ii) Stockholder may be deemed to be an affiliate of the Company. Stockholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to Stockholder in the Offer and/or the Merger unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act, or (iii) Stockholder delivers to Parent a written opinion of counsel, in form and substance reasonably acceptable to Parent, to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Securities Act.

                  (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Stockholder pursuant to the Offer or the Merger, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, legends stating in substance:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933."

and

      "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE CONDITIONS SPECIFIED IN THE AFFILIATE AGREEMENT DATED AS OF ________________ BETWEEN THE HOLDER OF THIS CERTIFICATE AND THE ISSUER, A COPY OF WHICH AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE PRINCIPAL OFFICES OF THE ISSUER OR FURNISHED BY THE ISSUER TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

The legends set forth above shall be removed (by delivery of a substitute certificate without such legends), and Parent shall so instruct its transfer agent, if a registration statement respecting the sale of the shares has been declared effective under the Securities Act or if Stockholder delivers to Parent
(i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably acceptable to Parent, to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145.

      SECTION 3.  SPECIFIC PERFORMANCE.

Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

      SECTION 4.  MISCELLANEOUS.

                  (a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

                  (c) If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

                  (d) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between the parties hereto, whether arising out of this Agreement or otherwise, (i) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery or other Courts of the State of Delaware; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice.

                  (e) Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

                  (f) This Agreement and any Stockholders Agreement between Stockholder and Parent collectively set forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

                  (g) The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Stockholders Agreement between Parent and Stockholder; and nothing in any such Stockholders Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Agreement.

                  (h) This Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

                  (i) Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Offer and the Merger.

                  (j) Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

                  (k) This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

                  (l) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                    STOCKHOLDER


                                    By:________________________
                                      Name:
                                     Title:

Number of Company Shares Owned:_______________
Number of Shares of Company Common Stock Issuable upon Exercise of Stock Options:_________
Address of Stockholder:

---------------------------

---------------------------

                                                                    Exhibit 5.15


                          FORM OF STOCKHOLDER AGREEMENT

          THIS STOCKHOLDER AGREEMENT is entered into as of December [], 2001, by and among Yahoo! Inc., a Delaware corporation (together with its successors, "PARENT"), HJ Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB") and ___________________ ("STOCKHOLDER"), a stockholder of HotJobs.com, Ltd., a Delaware corporation (the "COMPANY").

                                    RECITALS

          A. Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") which provides (subject to the conditions set forth therein) for the commencing an offer by Merger Sub in which each of the issued and outstanding shares of Company Common Stock (as defined below) may be exchanged for the right to receive from Parent
(A) a fraction of a share of common stock, par value $0.001 per share of Parent as determined in accordance with the Merger Agreement and (B) cash, without interest, in an amount to be paid in accordance with the Merger Agreement followed by either the merger of Merger Sub with and into the Company or the merger of the Company with and into Merger Sub (the "MERGER"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

          B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement; and

          C. In order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder is entering into this Stockholder Agreement.

          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

          Section 1. CERTAIN DEFINITIONS.

          For purposes of this Stockholder Agreement:

            1. "COMPANY COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Company.

            2. "EXPIRATION DATE" shall mean the earliest of:

               (i) the date upon which the Merger Agreement is validly terminated pursuant to Article VII thereof; and

               (ii) the date upon which the Merger becomes effective.

            3. Stockholder shall be deemed to "OWN" or to have acquired "OWNERSHIP" of a security if Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such security.

            4. "PERSON" shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

            5. "SUBJECT SECURITIES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Stockholder Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Stockholder Agreement through the Expiration Date.

            6. A Person shall be deemed to have a effected a "TRANSFER" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; (iii) grants any proxy, power-of-attorney or other authorization or consent with respects to any such security or any interest therein; (iv) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; or (v) takes any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

          Section 2.   TRANSFER OF SUBJECT SECURITIES.

            1. Transferee of Subject Securities to be Bound by this Stockholder Agreement. Stockholder agrees that, except as may be provided herein, during the period from the date of this Stockholder Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be Transferred shall have: (a) executed a counterpart of this Stockholder Agreement and a irrevocable proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (b) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Stockholder Agreement; provided, that nothing in this Stockholder Agreement shall prohibit Stockholder from (i) Transferring Subject Securities to Parent or Merger Sub pursuant to Section 3(1)(iii) hereof,
(ii) selling at any time and from time to time up to an aggregate of one million (1,000,000) shares of Company Common Stock, free of any and all restrictions, to any Person other than, directly or indirectly, to any Person known to Stockholder to have made (or announced its intention to make) a Takeover Proposal or (iii) transfers to a trust, family limited partnership or similar entity, provided such shares remain beneficially owned by Stockholder and subject to the restrictions of this agreement (each, a "PERMITTED TRANSFER").

             2. No Transfer of Voting Rights. Stockholder shall ensure that, during the period from the date of this Stockholder Agreement through the Expiration Date: (a) none of the Company Common Stock owned by Stockholder is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Company Common Stock owned by Stockholder.

             3. No Transfer to Parent or Related Parties. Stockholder has no plan or intention to, and will not, Transfer any of the Subject Securities (including through derivative transactions such as equity swaps, collars, or put protection arrangements which would have the economic effect of a transfer of the burdens, benefits, or other facets of ownership) to Parent or any person related to Parent within the meaning of Treasury Regulation section 1.368-1(e)(3), directly or indirectly (including through partnerships or through third parties in connection with a plan to so Transfer such Subject Securities), except as pursuant to Section 3(1)(iii) hereof.

          Section 3. TENDER AND VOTING OF SHARES.

            1. Stockholder Agreement. Stockholder agrees that, during the period from the date of this Stockholder Agreement through the Expiration Date:

               (i) at any meeting of stockholders of the Company, however called, and at every adjournment or postponement thereof, Stockholder shall (i) appear at the meeting, or otherwise cause all shares of Company Common Stock Owned by Stockholder, to be counted as present thereat for purposes of establishing a quorum, (ii) vote or cause all shares of Company Common Stock Owned by Stockholder to be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and (iii) vote or cause all shares of Company Common Stock Owned by Stockholder to be voted, against (A) any Takeover Proposal (other than one by Parent or Merger Sub) and (B) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction that could reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Merger Sub;

(ii) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement or with respect to the approval of the Merger, Stockholder shall cause to be validly executed, with respect to all shares of Company Common Stock Owned by Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action; and

               (iii) subject to the right of such Stockholder to make Permitted Transfers, such Stockholder shall tender all shares of Company Common Stock Owned by Stockholder as of the date of the commencement of the Offer into the Offer as promptly as practicable, and in no event later than the twentieth business day, following the commencement by Merger Sub of the Offer pursuant to
Section 1.1 of the Merger Agreement, and such Stockholder shall not withdraw any shares so tendered unless the Offer is terminated or has expired without Merger Sub or Parent purchasing all shares of common stock of the Company validly tendered in the Offer and not withdrawn.

               (iv) At or before the Effective Time, Stockholder agrees to take all reasonable efforts to effect the transfer to Parent of his one appointor share relating to HotJobs.com Pty. Limited.

            2. Proxy. Contemporaneously with the execution of this Stockholder
Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Stockholder Agreement as Exhibit A, which shall be irrevocable prior to the Expiration Date to the fullest extent permitted by law, with respect to the Subject Securities referred to therein (the "PROXY"); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any Subject Securities that are Owned beneficially (within the meaning of Rule 13d-3 under the Exchange
Act), but not of record, by Stockholder; provided that any and all shares of Company Common Stock that are Transferred in a Permitted Transfer shall without any action on the part of the Company, Parent or Stockholder be released from such Proxy.

            3. No Exercise Requirement. Nothing in this Stockholder Agreement shall obligate Stockholder to exercise or convert any options or other rights to acquire shares of Company Common Stock that are Owned by the Stockholder.

          Section 4. NO SOLICITATION. During the period from the date of this Stockholder Agreement through the Expiration Date, Stockholder shall not, nor shall Stockholder authorize or permit any of representative of Stockholder to, directly or indirectly take any action prohibited by Section 4.2 of the Merger Agreement. Nothing contained in this Section 4 shall prevent Stockholder, when acting solely in his capacity as a director or officer of the Company, from taking actions permitted under the Merger Agreement.

          Section 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Parent as follows:

            1. Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and legal capacity to execute and deliver this Stockholder Agreement and the Proxy and to perform Stockholder's obligations hereunder and thereunder. This Stockholder Agreement and the Proxy have been validly executed and delivered by such Stockholder and constitute the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

            2. No Conflicts or Consents.

               (i) The execution and delivery of this Stockholder Agreement and the Proxy by Stockholder do not, and the performance of this Stockholder Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder's affiliates or properties is or may be bound or affected, except in the case of clause (i) or (ii) above where any of such events would not have a material adverse effect on Stockholder or otherwise impair Stockholder's ability to satisfy Stockholder's obligations hereunder.

               (ii) The execution and delivery of this Stockholder Agreement and the Proxy by Stockholder do not, and the performance of this Stockholder Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

            3. Title to Securities. As of the date of this Stockholder
Agreement: (a) Stockholder holds of record (free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances, collectively, "LIENS") the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on the signature page hereof.

            4. Accuracy of Representations. The representations and warranties contained in this Stockholder Agreement are accurate in all material respects as of the date of this Stockholder Agreement, will be accurate in all material respects at all times through the Expiration Date and will be accurate in all material respects as of the date of the consummation of the Merger as if made on that date.

          Section 6. FURTHER ASSURANCES. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Stockholder Agreement.

          Section 7. MISCELLANEOUS.

            1. Independence of Obligations. The covenants and obligations of Stockholder set forth in this Stockholder Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

            2. Specific Performance. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Stockholder Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(2), and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

            3. Other Agreements. Nothing in this Stockholder Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed on behalf of Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Stockholder Agreement.

            4. Notices. Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Stockholder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

If to Parent or Merger Sub, to:

                   Yahoo! Inc.
                   701 First Avenue
                   Sunnyvale, California 94089
                   Attention:  General Counsel
                   Telephone:  (408) 349-3300
                   Facsimile:  (408) 349-3400

and with a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   525 University Avenue, Suite 1100
                   Palo Alto, California 94301
                   Attention:  Kenton J. King
                   Telephone:  (650) 470-4500
                   Facsimile:  (650) 470-4570

If to Stockholder: To the address set forth on the signature page hereof.

            5. Severability. If any provision of this Stockholder Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Stockholder Agreement. Each provision of this Stockholder Agreement is separable from every other provision of this Stockholder Agreement, and each part of each provision of this Stockholder Agreement is separable from every other part of such provision.

            6. Governing Law; Jurisdiction. This Stockholder Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between the parties hereto, whether arising out of this Stockholder Agreement or otherwise: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery or other Courts of the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7(4).

            7. Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Stockholder Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Stockholder Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Stockholder Agreement, or any power, right, privilege or remedy under this Stockholder Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            8. Attorneys' Fees. If any legal action or other legal proceeding relating to this Stockholder Agreement or the enforcement of any provision of this Stockholder Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

            9. Captions. The captions contained in this Stockholder Agreement are for convenience of reference only, shall not be deemed to be a part of this Stockholder Agreement and shall not be referred to in connection with the construction or interpretation of this Stockholder Agreement.

            10. Officers and Directors. Stockholder, a director or officer of the Company, makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

            11. Entire Agreement. This Stockholder Agreement (including the Proxy) and any affiliate agreement between Stockholder and Parent collectively set forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

            12. Non-exclusivity. The rights and remedies of Parent under this Stockholder Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Stockholder Agreement, and the obligations and liabilities of Stockholder under this Stockholder Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Stockholder Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any affiliate agreement between Parent and Stockholder; and nothing in any such affiliate agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Stockholder Agreement.

            13. Amendments. This Stockholder Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

            14. Assignment; Binding Effect. Neither this Stockholder Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Stockholder Agreement shall be binding upon Stockholder and Stockholder's heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Stockholder Agreement, this Stockholder Agreement shall be binding upon any Person to whom any Subject Securities are Transferred prior to the termination of this Stockholder Agreement; provided that no Person who receives shares of Company Common Stock in a Permitted Transfer shall be bound by this Stockholder Agreement. Nothing in this Stockholder Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

            15. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Stockholder Agreement shall be paid by the party incurring such costs and expenses.

            16. Termination. This Stockholder Agreement shall automatically terminate on the Expiration Date; provided, however, that the termination of this Stockholder Agreement shall not relieve Stockholder from any liability for any previous breach of this Stockholder Agreement.

            17. Counterparts. This Stockholder Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

            18. Construction.

               (i) For purposes of this Stockholder Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders;

the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

               (ii) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Stockholder Agreement.

               (iii) As used in this Stockholder Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (iv) Except as otherwise indicated, all references in this Stockholder Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Stockholder Agreement and Exhibits to this Stockholder Agreement.

            IN WITNESS WHEREOF, Parent and Stockholder have caused this Stockholder Agreement to be executed as of the date first written above.

                                          YAHOO! INC.


                                          By:
                                             ---------------------------
                                               Name:
                                               Title:


                                          HJ ACQUISITION CORP.

                                          By:
                                             ---------------------------
                                               Name:
                                               Title:


                                          STOCKHOLDER:


                                          Address:
                                                  ----------------------
                                                  ----------------------
                                                  ----------------------





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/SHARES HELD OF RECORD  /                ADDITIONAL SECURITIES             /
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/                       / OPTIONS AND OTHER RIGHTS   /   BENEFICIALLY OWNED/
----------------------------------------------------------------------------
/                       /                            /                     /
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/                       /                            /                     /
----------------------------------------------------------------------------

                                                                       EXHIBIT A

                            FORM OF IRREVOCABLE PROXY

            The undersigned stockholder of HotJobs.com, Ltd., a Delaware corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes _______, _______ and Yahoo! Inc., a Delaware corporation ("PARENT"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and
(ii) any and all other shares of capital stock of the Company which the undersigned may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "SHARES.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

            This proxy is irrevocable, is coupled with an interest, is granted in connection with the execution and delivery of the Stockholder Agreement, dated as of the date hereof, between Parent and the undersigned (the "STOCKHOLDER AGREEMENT") and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, HJ Acquisition Corp. and the Company (the "MERGER AGREEMENT").

            Shares sold by the undersigned in Permitted Transfers (as defined in the Stockholder Agreement) shall, for all purposes, be and be deemed released from this proxy and no longer be included among the "Shares" hereunder.

            The attorneys and proxies named above (and their successors) will be empowered, and may exercise this proxy, to vote the Shares at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any solicitation of written consents from stockholders of the Company:

                 (i) in favor of (A) the approval and adoption of the Merger Agreement and the approval of the merger contemplated thereby and (B) each of the other actions contemplated by the Merger Agreement, and

                 (ii) against (A) any Takeover Proposal (other than one by Parent or Purchaser) and (B) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction that could reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Purchaser.

            The undersigned may vote the Shares on all other matters.

            This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

            If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

            This proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.


Dated: December [ ], 2001



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Number of shares of common stock of the Company owned of record as of the date of this proxy:


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